Exhibit 99

I.02-04-026

APPROVED SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT

          This Settlement Agreement (“Agreement”) is made and entered into by Pacific Gas and Electric Company (“PG&E”), PG&E Corporation (the “Parent” or “PG&E Corporation”) (PG&E and PG&E Corporation are collectively referred to as the “PG&E Proponents”), and the Public Utilities Commission of the State of California, as of December 19, 2003 (each of which is individually referred to as a “Party,” and collectively as the “Parties”)

Recitals

          A.           On April 6, 2001, PG&E filed a voluntary case under Chapter 11 of the United States Bankruptcy Code, Case No. 01-30923 DM (the “Chapter 11 Case”), pending in the United States Bankruptcy Court for the Northern District of California (the “Court”).

          B.           The PG&E Proponents filed a Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated April 19, 2002, as Modified by Modifications Dated July 9, 2002, October 18, 2002, December 13, 2002, December 26, 2002, February 21, 2003, February 24, 2003, and May 22, 2003 (the “PG&E Plan”).

          C.           On April 15, 2002, the Commission filed its original plan of reorganization for PG&E.  Subsequently, the Commission and the Official Committee of Unsecured Creditors (the “OCC”) appointed in the Chapter 11 Case filed a Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated November 6, 2002.  Then, on December 5, 2002, the Commission and the OCC filed their Third Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company (the “Commission Plan”).

          D.           The Court began trial on the competing plans of reorganization on November 18, 2002.  During the trial on the PG&E Plan, the Court entered an order staying further confirmation and related proceedings for 60 days to facilitate a mandatory settlement process before the Honorable Randall J. Newsome, Bankruptcy Judge.  On April 23, 2003, at the request of Judge Newsome, the Court issued an order staying further confirmation and related proceedings for an additional 30 days.  On June 9, 2003, the Court issued an order staying further confirmation and related proceedings for an additional four days, with a status conference scheduled for June 20, 2003.

          E.           Neither PG&E nor PG&E Corporation has declared or paid any dividends to holders of their common stock since October 2000, and are agreeing in this Agreement not to do so before July 1, 2004.  As a result, PG&E’s and PG&E Corporation’s shareholders have foregone and will forego dividends of approximately $1.7 billion.

          F.           The Parties desire to settle their differences with respect to the competing plans of reorganization and the other matters specified herein, and to jointly support a plan of reorganization for PG&E (the “Settlement Plan”), all as set forth more specifically below.

          G.           In the exercise of its police and regulatory powers, the Commission is entering into this Agreement and shall adopt such decisions and orders as necessary to implement and carry out the provisions of this Agreement, including but not limited to, establishing Retail Electric Rates to provide for payment in full of the Securities and the Regulatory Asset (each as defined below) in accordance with their respective terms.

Statement of Intent

(1)	The Parties recognize that reliable electric and gas service is of the utmost importance to the safety, health, and welfare of California’s citizenry and economy.

(2)	The Parties expect that under the Settlement Plan, Retail Electric Rates (as defined below) will be reduced on January 1, 2004, with further reductions expected thereafter.

(3)

As part of this Agreement, the PG&E Proponents will withdraw the PG&E Plan and no longer propose to disaggregate the historic businesses of PG&E.  Instead, PG&E will remain a vertically-integrated utility subject to the Commission’s jurisdiction to regulate in the public interest.  Subject to the provisions of this Agreement, the Settlement Plan, and the Confirmation Order (as defined below), PG&E shall continue to be regulated by the Commission in accordance with the Commission’s policies and practices and the laws and regulations applicable to similarly situated investor-owned utilities in the State of California.

(4)

The Parties enter into this settlement to enable PG&E to emerge from Chapter 11 and fully resume its traditional role of providing safe and reliable electric and gas service at just and reasonable rates, subject to Commission regulation.

(5)

It is in the public interest to restore PG&E to financial health and to maintain and improve PG&E’s financial health in the future to ensure that PG&E is able to provide safe and reliable electric and gas service to its customers at just and reasonable rates.  The Parties intend that PG&E emerge from Chapter 11 as soon as possible with a Company Credit Rating of Investment Grade and that PG&E’s Company Credit Rating will improve over time.  Investment Grade Company Credit Ratings are necessary for PG&E to emerge from Chapter 11 and will directly benefit PG&E’s ratepayers by reducing the cost of the financings (i) required for emergence and (ii) required to fund future operations and capital expenditures.  In order to help accomplish these goals, it is fair and in the public interest to allow PG&E to recover, over a reasonable time, prior uncollected costs and to provide the opportunity for PG&E’s shareholders to earn a reasonable rate of return on PG&E’s utility business, all as described herein.

(6)

Among other things, as part of this Agreement, PG&E will release claims against the Commission that would have been retained by PG&E or its Parent under the PG&E Plan.  In lieu of those claims and the value that PG&E’s shareholders would have received from the transactions provided for under the PG&E Plan, PG&E’s shareholders will receive value over nine years through this Agreement, the Settlement Plan and the Confirmation Order (as defined below), including amortization of the Regulatory Asset as provided for herein.

(7)

The Commission acknowledges and agrees that the benefit of this Agreement to PG&E’s shareholders requires that the Commission provide timely and full recovery of PG&E’s reasonable costs of providing utility service, including return of and return on investment in utility plant and recovery of operating expenses, including power procurement costs, over the full nine-year amortization period of the Regulatory Asset.  The Commission intends to provide PG&E with the opportunity to recover all of its prudently incurred costs as well as a return of and return on its investment in utility plant.  The Commission also intends that any operational mandate it imposes that requires PG&E to expend funds or incur costs, including demand reduction or energy conservation programs, include a timely rate recovery mechanism for the costs of such mandate.

Agreement

          In consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

           1.           Definitions.  When used in this Agreement, the following terms shall have the following meanings:

                    a.     “96C Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series C issued by the California Pollution Control Financing Authority in the aggregate principal amount of $200,000,000.

                    b.     “96E Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series E issued by the California Pollution Control Financing Authority in the aggregate principal amount of $165,000,000.

                    c.     “96F Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series F issued by the California Pollution Control Financing Authority in the aggregate principal amount of $100,000,000.

                    d.     “97B Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1997 Series B issued by the California Pollution Control Financing Authority in the aggregate principal amount of $148,550,000.

                    e.     “Administrative Expense Claim” means a Claim against PG&E constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and any fees or charges assessed against the estate of PG&E under section 1930 of chapter 123 of title 28 of the United States Code.

                    f.      “Agreement” has the meaning set forth in the introduction.

                    g.     “ATCP Application” means PG&E’s Annual Transition Cost Proceeding, Application No. 01-09-003, presently pending before the Commission.

                    h.     “Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in San Francisco, California, or New York, New York, are required or authorized to close by law or executive order.

                    i.     “Carizzo Plains” has the meaning set forth in Paragraph 17.

                    j.     “Cash” means legal tender of the United States.

                    k.     “Cause of Action” means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to April 6, 2001 or during the course of the Chapter 11 Case, including through the Effective Date.

                    l.       “Chapter 11 Case” has the meaning set forth in Recital A.

                    m.       “Commission” means the California Public Utilities Commission, or any successor agency, and the commissioners thereof in their official capacities and their respective successors.

                    n.       “Commission-DWR Rate Agreement” means the agreement dated March 8, 2002, between the Commission and DWR relating to the establishment of DWR’s revenue requirements and charges in connection with power sold by DWR under Division 27, commencing with section 80000, of the California Water Code.

                    o.       “Commission Plan” has the meaning set forth in Recital C.

                    p.       “Company Credit Rating” means a long-term issuer credit rating from S&P and an issuer rating from Moody’s.

                    q.       “Confirmation Order” means the order of the Court confirming the Settlement Plan pursuant to section 1129 of the Bankruptcy Code.

                    r.       “Court” has the meaning set forth in Recital A.

                    s.       “DWR” means the California Department of Water Resources.

                    t.       “DWR Contracts” means the contracts entered into by DWR for the purchase of electric power and associated goods and services pursuant to California Assembly Bill No. 1X, signed into law by the Governor on February 1, 2001.

                    u.       “Effective Date” means the date designated in the Settlement Plan as the Effective Date.

                    v.       “ESP” means energy service provider.

                    w.        “FERC” means the United States Federal Energy Regulatory Commission.

                    x.       “Fixed Transition Amount” has the meaning set forth in section 840(d) of the Public Utilities Code.

                    y.       “Forecast Average Equity Ratio” means the proportion of equity in the forecast of PG&E’s average capital structure for calendar year 2004 and 2005 to be filed by PG&E in its 2003 cost of capital proceeding, Application No. 02-05-022, and its 2005 cost of capital proceeding, respectively, or such other CPUC proceedings as may be appropriate.

                    z.       “Headroom” means PG&E’s total net after-tax income reported under Generally Accepted Accounting Principles, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy-related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of PG&E’s 2003 general rate case (A.02-09-005 and A.02-11-067).

                    aa.       “Investment Grade” means both a credit rating from S&P of BBB- or better and a credit rating from Moody’s of Baa3 or better.

                    bb.       “Land Conservation Commitment” has the meaning set forth in Paragraph 17a.

                    cc.       “Letter of Credit Backed PC Bonds” means, collectively, any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that are outstanding as of the Effective Date.

                    dd.       “Long-Term Notes” means the long-term notes proposed to be issued to creditors pursuant to the PG&E Plan.

                    ee.       “MBIA Insured PC Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series A issued by the California Pollution Control Financing Authority in the aggregate principal amount of $200,000,000.

                    ff.       “Moody’s” means Moody’s Investor’s Service Inc.

                    gg.      “NRC” means the United States Nuclear Regulatory Commission.

                    hh.      “OCC” has the meaning set forth in Recital C.

                    ii.      “Parent” has the meaning set forth in the introduction.

                    jj.      “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

                    kk.      “PG&E Plan” has the meaning set forth in Recital B.

                    ll.      “Preferred Stock” means the issued and outstanding shares of PG&E’s First Preferred Stock, par value $25.00 per share.  PG&E’s First Preferred Stock comprises:  (a) 6% Non-Redeemable First Preferred; (b) 5.5% Non-Redeemable First Preferred; (c) 5% Non-Redeemable First Preferred; (d) 5% Redeemable First Preferred Series D; (e) 5% Redeemable First Preferred Series E; (f) 4.80% Redeemable First Preferred; (g) 4.50% Redeemable First Preferred; (h) 4.36% Redeemable First Preferred; (i) 6.57% Redeemable First Preferred; (j) 7.04% Redeemable First Preferred; and (k) 6.30% Redeemable First Preferred.

                    mm.      “QFs” means qualifying facilities operating pursuant to the Public Utility Regulatory Policies Act of 1978 and related regulations enacted thereunder.

                    nn.      “Rate Recovery Litigation” means Pacific Gas & Electric Company, Plaintiff, v. Loretta M. Lynch, et al., Defendants, Case No. C-01-3023-VRW, filed in the United States District Court for the Northern District of California, and all appellate proceedings arising therefrom.

                    oo.      “Rate Reduction Bonds” has the meaning set forth in section 840(e) of the Public Utilities Code.

                    pp.      “Regulatory Asset” has the meaning set forth in Paragraph 2.

                    qq.      “Retail Electric Rates” means any and all charges authorized by the Commission to be collected from PG&E’s retail electric customers.

                    rr.      “ROE” has the meaning set forth in Paragraph 2b.

                    ss.      “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

                    tt.      “SEC” means the United States Securities and Exchange Commission.

                    uu.      “Securities” means the debt and Preferred Stock to be issued or reinstated by PG&E, as the case may be, in accordance with the Settlement Plan, from time to time, including any and all interest thereon or associated costs as provided under such debt or Preferred Stock instruments, agreements or certificates.

                    vv.      “Settlement Plan” has the meaning set forth in Recital F.

                    ww.      “State” means the State of California.

                    xx.      “Tax Tracking Account” has the meaning set forth in Paragraph 2c.

                    yy.      “TCBA” means Transition Cost Balancing Account.

                    zz.      “URG” means utility retained generation.

                    aaa.      “URG Rate Base” means the rate base amounts set forth in PG&E Advice Letter 2233-E implementing Commission Decision (D.) No. 02-04-016.

                    bbb.      “Watershed Lands” has the meaning set forth in Paragraph 17.

          2.           Regulatory Asset.  The Commission shall establish a regulatory asset of Two Billion Two Hundred and Ten Million Dollars ($2,210,000,000) as a new, separate and additional part of PG&E’s rate base (the “Regulatory Asset”).

                    a.      The Regulatory Asset shall be amortized in PG&E’s Retail Electric Rates on a “mortgage-style” basis over nine years starting on January 1, 2004.  The details and mechanics of the amortization and earnings of the Regulatory Asset shall be as set forth in Appendix A, Technical Appendix, jointly prepared by the Commission and PG&E.

                    b.      The Regulatory Asset shall earn PG&E’s authorized return on equity (“ROE”) on the equity component of PG&E’s capital structure as set in PG&E’s annual cost of capital proceedings, provided that the ROE on the Regulatory Asset shall be no less than 11.22 percent per year for the life of the Regulatory Asset and that, once the equity component of PG&E’s capital structure reaches 52 percent, the authorized equity component for the Regulatory Asset shall be no less than 52 percent for the life of the Regulatory Asset.

                    c.      The Commission will use its usual methodology for tax-effecting the ROE component for purposes of setting PG&E’s revenue requirements associated with the unamortized portion of the Regulatory Asset.  The Commission will apply the same method of tax-effecting to the scheduled amortization of the Regulatory Asset.  The Commission shall authorize PG&E to establish a Tax Tracking Account to be used as follows:  In the event that it is finally determined that PG&E is required to pay income taxes on the Regulatory Asset any earlier than the Regulatory Asset is amortized pursuant to Paragraph 2a, PG&E shall record in the Tax Tracking Account the difference between (1) the taxes incurred on account of the Regulatory Asset plus any interest imposed by the federal or state taxing authorities with respect to such earlier recognition of taxable income and (2) the taxes that would have been incurred on account of the Regulatory Asset had it been subject to tax as it was amortized pursuant to Paragraph 2a.  The Tax Tracking Account shall earn PG&E’s authorized rate of return in accordance with the provisions of Paragraph 2b.  PG&E shall amortize the Tax Tracking Account in Retail Electric rates over the greater of the remaining life of the Regulatory Asset or five years.

                    d.      PG&E shall continue to cooperate with the Commission and the State in seeking refunds from generators and other energy suppliers.  The net after-tax amount of any refunds, claim offsets or other credits from generators or other energy suppliers relating to PG&E’s PX, ISO, QF or ESP costs that PG&E actually realizes in Cash or by offset of creditor claims in the Chapter 11 Case shall be applied by PG&E to reduce the outstanding balance of the Regulatory Asset dollar for dollar.  To the extent that any consideration actually received by PG&E in Cash under the Master Settlement Agreement that resolves the litigation in Public Utilities Commission of California v. El Paso Natural Gas Co., et al., FERC Docket No. RP00-241-000, et al., and related litigation in state and federal courts, is in settlement of damages claimed by PG&E that caused PG&E to incur high costs of electricity from March 1, 2000 to date, PG&E shall apply the net after-tax amount of such consideration to reduce the outstanding balance of the Regulatory Asset dollar for dollar, provided that such a reduction is consistent with the rules or orders adopted by the Commission concerning the consideration paid by El Paso under the Master Settlement Agreement.  These reductions shall reduce the remaining amortization of the Regulatory Asset, as set forth in Appendix A, Technical Appendix.  At the time that there no longer is any outstanding balance for the Regulatory Asset (e.g., after the nine-year amortization or earlier if it is replaced with a dedicated rate component), the Commission shall determine how PG&E shall refund or credit to the benefit of its ratepayers any further refunds, claim offsets or other credits from generators and other energy suppliers (e.g., El Paso Natural Gas Company) to the extent that PG&E subsequently receives or realizes these refunds, claim offsets or other credits or has not otherwise credited them against the Regulatory Asset.

                    e.      Balances in PG&E’s TCBA, determined in accordance with Commission Decision No. 01-03-082, as of January 1, 2004 shall have no further impact on PG&E’s Retail Electric Rates and shall be subject to no further review by the Commission except for verification of recorded balances, and PG&E’s current Retail Electric Rates will be replaced by the Retail Electric Rates resulting from this Agreement, the Settlement Plan and the Confirmation Order as of January 1, 2004.  This is not intended to affect PG&E’s pending application (Application No. 00-07-013) to recover electric restructuring costs booked into the Electric Restructuring Cost Account pursuant to Public Utilities Code section 376 or to otherwise affect recovery of QF and other nonbypassable costs going forward.

                    f.      The Commission agrees that PG&E should receive the benefit of this Agreement over the entire life of the Regulatory Asset.  To ensure this, the Commission agrees that the URG Rate Base for PG&E already established by the Commission in D.02-04-016 shall be deemed just and reasonable and not subject to modification, adjustment or reduction, except as necessary to reflect capital expenditures and any change in authorized depreciation.  (This shall not preclude the Commission from determining the reasonableness of any capital expenditures made on URG after the Effective Date.)  The Commission further agrees that it shall not in any way reduce or impair the value of the Regulatory Asset or the URG Rate Base by taking the Regulatory Asset or the URG Rate Base, their amortization or earnings into account when setting other revenue requirements and resulting rates for PG&E.  Nor shall the Commission take this Agreement or the Regulatory Asset into account in establishing PG&E’s authorized ROE or capital structure.

                    g.      The Commission recognizes that the establishment, maintenance and improvement of Investment Grade Company Credit Ratings is vital for PG&E to be able to continue to provide safe and reliable service to its customers.  The Commission further recognizes that the establishment, maintenance and improvement of PG&E’s Investment Grade Company Credit Ratings directly benefits PG&E’s ratepayers by reducing PG&E’s immediate and future borrowing costs, which, in turn, will allow PG&E to finance its operations and make capital expenditures on its distribution, transmission, and generation assets at lower cost to its ratepayers.  In furtherance of these objectives, the Commission agrees to act to facilitate and maintain Investment Grade Company Credit Ratings for PG&E.

                    h.      As part of ensuring that PG&E has the opportunity to recover all its prudently incurred costs of providing service, including return of and return on utility investment, the Commission agrees that it shall timely act upon PG&E’s applications to collect in rates its prudently incurred costs (including return of and return on) of any new, reasonable investment in utility plant and assets.

                    i.      The Commission shall promptly adjust PG&E’s rates consistent with AB 57/SB 1976 and the Commission-DWR Rate Agreement to ensure that PG&E’s collection of the following is not impaired:  (1) Fixed Transition Amount to service existing Rate Reduction Bonds; (2) Regulatory Asset amortization and return; and (3) base revenue requirements (e.g., electric and gas distribution, URG, gas commodity procurement, existing QF contract costs and associated return).

                    j.      The Commission agrees that, in the absence of compelling evidence to the contrary, PG&E’s expected regulatory outcomes and financial performance should be similar to those of the other investor-owned energy utilities in California under similar circumstances.  In furtherance of the foregoing, the Commission shall not discriminate against PG&E by reason of the Chapter 11 Case, the Rate Recovery Litigation, this Agreement, the Regulatory Asset or any other matters addressed or resolved herein.

          3.      Ratemaking Matters.

                    a.      The Commission agrees to maintain PG&E’s Retail Electric Rates at current levels through December 31, 2003.  As of January 1, 2004, the Commission may adjust PG&E’s Retail Electric Rates prospectively consistent with this Agreement, the Settlement Plan, the Confirmation Order and California law.

                    b.      The Commission shall set PG&E’s capital structure and authorized ROE in PG&E’s annual cost of capital proceedings in its usual manner; provided that, from January 1, 2004 until either S&P confers on PG&E a Company Credit Rating of at least “A-” or Moody’s confers on PG&E a Company Credit Rating of at least “A3,” the authorized ROE shall be no less than 11.22 percent per year and the authorized equity ratio for ratemaking purposes shall be no less than 52 percent, except for a transition period as provided below.  The Commission recognizes that, at the Effective Date, PG&E’s capital structure will likely not contain 52 percent equity.  Accordingly, for 2004 and 2005, the authorized equity ratio shall equal the Forecast Average Equity Ratio, but in no event shall it be less than 48.6 percent.  PG&E agrees not to pay any dividend on common stock before July 1, 2004.

                    c.      Nothing in this Agreement shall be construed to create a rate freeze or rate cap for PG&E’s electric or gas business.

           4.      Implementation of Ratemaking.  To ensure that all conditions to the Effective Date are met as soon as possible following issuance of the Confirmation Order, as soon as practicable after the Commission decision approving this Agreement, PG&E shall file an advice letter to implement all the rate and tariff changes necessary to implement the Settlement Plan.  The Commission shall act promptly on the advice filing and revised rates and tariffs.  The Commission shall also review and issue a decision promptly on the merits of any application for rehearing of the approval of the advice filing.

           5.      Timely Decisions on Ratemaking Matters.  The Commission and PG&E agree that timely applications by PG&E and timely action by the Commission on such applications are essential to the achievement of the objectives of this settlement.  The Commission agrees that it will promptly act on the pending PG&E ratemaking proceedings listed in Appendix B hereto.

           6.      [Intentionally Omitted]

           7.      DWR Contracts.  If the Commission desires it, PG&E agrees to accept an assignment of or to assume legal and financial responsibility for the DWR Contracts, provided that (a) PG&E’s Company Credit Rating, after giving effect to such assignment or assumption, shall be no less than “A” from S&P and “A2” from Moody’s; (b) the Commission shall first have made a finding that, for purposes of assignment or assumption, the DWR Contracts to be assigned or assumed are just and reasonable; and (c) the Commission shall have acted to ensure that PG&E will receive full and timely recovery in its Retail Electric Rates of all costs of such DWR Contracts over their life without further review.  The Commission agrees not to require PG&E to assume or accept an assignment of legal or financial responsibility for the DWR Contracts unless conditions (a), (b) and (c) are all met.  Nothing in this paragraph shall be construed to limit the discretion of the Commission to review the prudence of PG&E’s administration and dispatch of the DWR Contracts, consistent with applicable law.

           8.      Headroom Revenues.

                    a.      The Commission acknowledges and agrees that the Headroom, surcharge, and base revenues accrued or collected by PG&E through and including December 31, 2003 are property of PG&E’s Chapter 11 estate, have been or will be used for utility purposes, including to pay creditors in the Chapter 11 Case, have been included in PG&E’s Retail Electric Rates consistent with state and federal law, and are not subject to refund.

                    b.      The Headroom revenues accrued by PG&E during calendar year 2003 shall not exceed $875 million and shall not be less than $775 million, both on a pre-tax basis.  If the amount of Headroom PG&E accrues in 2003 is greater or less than these amounts, the Commission shall take such action in 2004 as is necessary to require PG&E to refund any Headroom accrued in excess of $875 million or, if the accrued Headroom is less than $775 million, to allow PG&E to collect in rates the difference between the Headroom accrued and $775 million.

           9.      Dismissal of the Rate Recovery and Other Litigation.  On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of this Agreement is no longer subject to appeal, PG&E shall dismiss with prejudice the Rate Recovery Litigation, foregoing any recovery from ratepayers of costs sought in such litigation not otherwise provided for in this Agreement and the Settlement Plan; withdraw the PG&E Plan; dismiss other pending proceedings, as specified herein; and provide the other consideration described herein.  In exchange, on or before January 1, 2004, the Commission shall establish and authorize the collection of the Regulatory Asset and the URG Rate Base, and on or as soon as practicable after the Effective Date, the Commission shall resolve Phase 2 of the presently pending ATCP Application with no adverse impact on PG&E’s cost recovery as filed, and provide the other consideration described herein.  PG&E’s motion to dismiss the Rate Recovery Litigation shall be in form and substance satisfactory to the Commission.

           10.      Dismissal of Other Proceedings.  On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of this Agreement is no longer subject to appeal, PG&E and PG&E Corporation, on the one hand, and the Commission, on the other, will execute full mutual releases and dismissals with prejudice of all claims, actions or regulatory proceedings arising out of or related in any way to the energy crisis or the implementation of A.B. 1890 listed on Appendix C hereto.  All such releases and dismissals with prejudice shall be in form and substance satisfactory to PG&E, PG&E Corporation and the Commission.

           11.      Withdrawal of Certain Applications.

                    a.      Promptly upon the Effective Date, PG&E shall withdraw all of its applications previously filed with the FERC, the NRC, the SEC and elsewhere in connection with the PG&E Plan.  A full and complete list of such applications is set forth in Appendix D hereto.  Upon execution of this Agreement, PG&E and PG&E Corporation shall move to obtain or otherwise request a stay of all actions before the FERC, NRC, SEC or a similar agency initiated by PG&E and/or PG&E Corporation to implement the PG&E Plan.  In addition, upon execution of this Agreement by all Parties, PG&E and PG&E Corporation shall suspend all actions to obtain or transfer licenses, permits and franchises to implement the PG&E Plan.  On the Effective Date or as soon thereafter as practicable, PG&E and PG&E Corporation shall withdraw or abandon all such applications for licenses, permits and franchises.

                    b.      In addition to withdrawing its pending applications at FERC, PG&E and PG&E Corporation agree that, for the life of the Regulatory Asset, neither they nor any of their affiliates or subsidiaries will make any filing under Sections 4, 5 or 7 of the Natural Gas Act to transfer ownership of or ratemaking jurisdiction over PG&E’s intrastate natural gas pipeline and storage facilities, and to keep such natural gas pipeline and storage facilities subject to the regulation of the Commission.  In addition, PG&E and PG&E Corporation agree that the Commission has jurisdiction under existing Public Utilities Code section 851 to review and approve any proposal by PG&E to dispose of property necessary or useful in the performance of PG&E’s duties to the public.

           12.      Interest Rate Hedging.  In order to take advantage of the current favorable interest-rate climate, the Commission agrees that the actual reasonable cost of PG&E’s interest rate hedging activities with respect to the financing necessary for the Settlement Plan shall be reflected and recoverable in PG&E’s retail gas and electric rates without further review.

           13.      Financing.

                    a.      It is anticipated that all of PG&E’s existing trade and financial debt, except for the MBIA Insured PC Bonds and the Letter of Credit Backed PC Bonds, shall be paid in Cash under the Settlement Plan.  It is further anticipated that the MBIA Insured PC Bonds, the Letter of Credit Backed PC Bonds and the Preferred Stock shall be reinstated under the Settlement Plan.  The Settlement Plan will detail the proposed financing and creditor treatment.

                    b.      The financing of the Settlement Plan shall not include any new preferred or common stock.

                    c.      All financing shall be arranged and placed by a financing team led by PG&E that includes representatives of the Commission and PG&E and shall be duly authorized by the Commission and subject to the authority and duty of the boards of directors of PG&E and PG&E Corporation to approve such financing.  The financing shall be designed and accomplished so as to minimize the cost to ratepayers consistent with achieving an appropriate and financially flexible capital structure.

                    d.      In consideration for the agreement by UBS Warburg LLC and Lehman Brothers each to (i) limit its consummation and/or advisory fee to $20 million (in the case of Lehman Brothers inclusive of advisory fees already paid by PG&E Corporation and further subject to the crediting provisions contained in Lehman Brothers’ engagement letter, and, in the case of UBS Warburg LLC, in lieu of the full consummation fee calculated pursuant to section 2(d) of UBS Warburg LLC’s engagement letter with the Commission and the OCC), which shall be payable on the Effective Date, and (ii) jointly provide the bank facilities determined by PG&E to be necessary under the Settlement Plan (subject to negotiation of satisfactory terms and conditions), PG&E agrees to name UBS Warburg LLC and Lehman Brothers as exclusive book runners, lead managers and hedging providers of all financings pursuant to the Settlement Plan with equal economics for 80 percent of the aggregate of total fees and commissions payable on such financings, and otherwise on customary terms as agreed among them.  To the extent that PG&E adds co-managers, the Commission shall have the right to appoint one additional co-manager at the highest level of economics available to co-managers.

                    e.      All documents used or prepared by PG&E in connection with the financing, including prospectuses, indentures and notes, shall be in form and substance reasonably satisfactory to the Commission.

                    f.      The cost of the financing, including principal, interest, any fees or discounts payable to investment bankers, capital markets arrangers or book runners, including the fees to be paid to UBS Warburg LLC and Lehman Brothers pursuant to Paragraph 13d, as well as any past or future call premiums on reacquired debt, shall be fully recoverable as part of the cost of debt to be collected in PG&E’s retail gas and electric rates without further review.

           14.      Treatment of Creditors.  The treatment of creditors under the Settlement Plan will be consistent with that provided in the PG&E Plan, except that those creditors that were to receive Long-Term Notes or a combination of Cash and Long-Term Notes will be paid entirely in Cash.

           15.      Fees and Expenses.  As of the Confirmation Date, and pursuant to the Settlement Plan and the Confirmation Order, PG&E shall reimburse the Commission for all of their respective professional fees and expenses incurred in connection with the Chapter 11 Case (such fees and expenses of the Commission to include those of Paul, Weiss, Rifkind, Wharton & Garrison LLP, UBS Warburg LLC and Chanin Capital Partners), without the need for any application under Section 330 or 503(b) of the Bankruptcy Code.  If it is determined by court order that such an application is required for all or any part of such fees and expenses, then the Parties shall support such application in a written pleading to be filed with the Court and such fees and expenses shall be allowed and treated as an Administrative Expense Claim under the Settlement Plan in the amount approved by the Court.  The Commission shall authorize PG&E to recover the amounts so paid or reimbursed to the Commission in retail rates over a reasonable period of time, not to exceed four years.

           16.      Conditions Precedent to Effective Date.  Among other conditions to be contained in the Settlement Plan, the following shall be conditions precedent to the Effective Date:

                    a.      S&P and Moody’s shall have issued Investment Grade Company Credit Ratings for PG&E.

                    b.      The Commission shall have given final, nonappealable approval for all rates, tariffs and agreements necessary to implement the Settlement Plan.  The PG&E Proponents shall have the right to waive this provision with respect to any appeal from the Commission’s approvals.

           17.      Preservation and Environmental Enhancement of PG&E Land.  PG&E owns approximately 140,000 acres of watershed lands (“Watershed Lands”) associated with its hydroelectric generating system and the approximately 655 acre Carizzo Plains property in San Luis Obispo County (“Carizzo Plains”).  Of the Watershed Lands, approximately 95,000 acres are lands that are either included in the project boundaries, contain essential project elements related to the operations of the hydro facilities, or are part of legal parcels that contain major FERC project facilities. The remaining 44,000 acres are lands completely outside the FERC project boundaries and do not contain FERC project features.  The Watershed Lands and Carizzo Plains are worth an estimated $300 million.

          a.      PG&E agrees to the land conservation commitment set forth in Appendix E hereto, by which the Watershed Lands and Carizzo Plains will be subject to conservation easements and/or donated in fee simple to public agencies or non-profit conservation organizations (“Land Conservation Commitment”).  Nothing herein relieves PG&E or the Commission of their responsibilities pursuant to, inter alia, Public Utilities Code §851 (obtaining approval of the Commission before the disposition of utility property).

          b.      On the Effective Date or as soon thereafter as practicable, PG&E shall establish PG&E Environmental Enhancement Corporation, a California non-profit corporation, to oversee the Land Conservation Commitment and to carry out environmental enhancement activities.  The governing board of PG&E Environmental Enhancement Corporation will consist of one representative each from PG&E, the Commission, the California Department of Fish and Game, the State Water Resources Control Board, the California Farm Bureau Federation, and three public members to be named by the Commission.

          c.      PG&E shall fund PG&E Environmental Enhancement Corporation with $100 million in Cash: $70 million of which will cover administrative expenses and the costs of environmental enhancements to the Watershed Lands and Carizzo Plains, provided that no such enhancement may at any time interfere with PG&E’s hydroelectric operations, maintenance or capital improvements; and $30 million of which will be dedicated to the Environmental Opportunity for Urban Youth Program.  The funds will be paid in equal installments over ten years on the Effective Date and on January 2 of each year thereafter.  The Commission shall authorize PG&E to recover these payments in retail rates without further review.

           18.      Clean Energy Technology Commitment.

          a.      On the Effective Date or as soon thereafter as practicable, PG&E shall establish a new, California non-profit corporation dedicated to supporting research and investment in clean energy technologies primarily in PG&E’s service territory.  The non-profit corporation will be governed by a board consisting of nine members, three each appointed by the Commission and PG&E, and the remaining three to be selected jointly by the Commission appointees and the PG&E appointees.

          b.      PG&E shall fund the non-profit corporation with $30 million in Cash paid over five years, as follows:  $2 million in the first year, $4 million in the second year, $6 million in the third year, $8 million in the fourth year, and $10 million in the fifth year, each amount payable on January 2 of each year after the Effective Date.  The Commission shall not include any portion of this funding in PG&E’s retail rates.

          c.      PG&E and the Commission shall work together to attract additional funding for the non-profit corporation.

           19.      Cooperation.      The Parties will cooperate fully and in good faith to obtain timely confirmation of the Settlement Plan and to effectuate the transactions contemplated by this Agreement and the Settlement Plan.  The Parties will support this Agreement, the Settlement Plan, and the Confirmation Order in all judicial, administrative and legislative forums.  PG&E, PG&E Corporation and the Commission will cooperate in all presentations to credit rating agencies in connection with the consummation of the Settlement Plan.

           20.      Waiver of Sovereign Immunity.  In connection with any action or proceeding concerning the enforcement of this Agreement, the Settlement Plan or the Confirmation Order or other determination of the Parties’ rights under this Agreement, the Settlement Plan or the Confirmation Order, the Commission hereby knowingly and expressly waives all existing and future rights of sovereign immunity, and all other similar immunities, as a defense.  Accordingly, the Commission hereby consents to the jurisdiction of any court or other tribunal or forum for such actions or proceedings including, but not limited to, the Court.  This waiver is irrevocable and applies to the jurisdiction of any court, legal process, suit, judgment, attachment in aid of execution of a judgment, attachment prior to judgment, set-off or any other legal process with respect to the enforcement of this Agreement, the Settlement Plan or the Confirmation Order or other determination of the Parties’ rights under this Agreement, the Settlement Plan or Confirmation Order.  It is the intention of this Agreement that neither the Commission nor any other California entity acting on the Commission’s behalf may assert immunity in an action or proceeding, as discussed herein, concerning the Parties’ rights under this Agreement, the Settlement Plan or the Confirmation Order.

           21.      Validity and Binding Effect.   The Parties agree not to contest the validity and enforceability of this Agreement, the Settlement Plan or any order entered by the Court contemplated by or required to implement this Agreement and the Settlement Plan.  This Agreement, the Settlement Plan and any such orders are intended to be enforceable under federal law. This Agreement and the Settlement Plan, upon becoming effective, and the orders to be entered by the Court as contemplated hereby and under the Settlement Plan, shall be irrevocable and binding upon the Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission.

           22.      Enforcement.  The Parties agree that the Court shall retain jurisdiction over the Parties for all purposes relating to enforcement of this Agreement, the Settlement Plan and the Confirmation Order.

           23.      Specific Performance.  It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any material breach of any provision of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such remedy.

           24.      Releases.  The “Releases by Debtor” provided for in the Settlement Plan shall include PG&E Corporation, its present and former officers, directors, management (in each case, who were such on or after April 6, 2001), and professionals; the present or former members of the OCC, the present or former officers and directors and management of any present or former member of the OCC; and the Commission, its present and former commissioners and employees, as well as the advisors, consultants and professionals of or to the OCC, the members of the OCC, and the Commission, in each case in their respective capacities as such.

           25.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           26.      Captions and Paragraph Headings.  Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

           27.      Entire Agreement.  This Agreement and its appendices, including the Commission’s D. 03-12-035 attached as Appendix F, together with the Settlement Plan and the Confirmation Order, contain the entire understanding of the Parties concerning the subject matter of this Agreement and, except as expressly provided for herein, supersedes all prior understandings and agreements, whether oral or written, among them with respect to the subject matter hereof and thereof.  There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein.  This Agreement may be amended or modified only by an agreement in writing signed by each of the Parties hereto which is filed with and, if necessary, approved by, the Court.

           28.      Time of Essence.  Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement upon its effectiveness.  The Parties acknowledge that each will be relying upon the timely performance by the others of their obligations hereunder as a material inducement to each Party’s execution and approval of this Agreement.

           29.      No Third Party Beneficiaries.  Except as may be specifically set forth in this Agreement or the Settlement Plan, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

           30.      Authority; Enforceability.  Each Party represents and warrants to the others that this Agreement has been duly authorized by all action required of such Party to be bound thereby, and that this Agreement, when effective, constitutes valid, binding and enforceable obligations of such Party.

           31.      Waiver of Compliance.  To the extent permitted by applicable law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith.  The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

           32.      California Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof, except that this Agreement, the Settlement Plan and any orders of the Court (including the Confirmation Order) are intended to be enforceable under federal law.

           33.      Admissions.  This Agreement is a compromise believed by the Parties to be in the best interests of all concerned parties.  Nothing in this Agreement shall be construed or deemed to be an admission by any of the Parties of any liability or any material fact in connection with any other litigation or proceeding.

           34.      Confirmation Order.  The Confirmation Order shall, among other things, order the Parties to perform under and in accordance with this Agreement and the Settlement Plan.  The Confirmation Order shall be in form and substance satisfactory to each of the Parties.

           35.      Plan Documents.  This Agreement is expressly conditioned on the preparation and approval by the Court of the Settlement Plan, the disclosure statement for the Settlement Plan, and the Confirmation Order, each of which shall be in form and substance reasonably satisfactory to each of the Parties.

           36.      Termination.  This Agreement shall terminate at the end of nine (9) years from the Effective Date, provided that all rights of the Parties under this Agreement that vest on or prior to such termination, including any rights arising from any default under this Agreement, shall survive such termination for the purpose of enforcing such vested rights.

           37.      Conditions Precedent to Effectiveness.  This Agreement shall only be binding upon the Parties and their respective successors and assigns and enforceable in accordance with its terms upon:  (1) approval by the boards of directors of PG&E and PG&E Corporation, (2) approval by the Commission, and (3) execution of this Agreement by all Parties on or before December 31, 2003.

December 19, 2003 December 19, 2003 December 19, 2003

CALIFORNIA PUBLIC UTILITIES COMMISSION

               /s/ William Ahern

By________________________________________

Its   Executive Director

PACIFIC GAS AND ELECTRIC COMPANY|

            /s/  Kent M. Harvey

By_________________________________________

Its   Senior vice President and Chief Financial Officer

PG&E CORPORATION

            /s/ Robert D. Glynn, Jr.

By_________________________________________

Its    Chairman, Chief Executive Officer and President

APPENDIX A
TECHNICAL APPENDIX

 A. Methodology for Calculating Regulatory Asset Amortization

 The amount of the amortization of the Regulatory Asset principal to be included annually in PG&E's revenue requirement shall be calculated each year according to the following formula:

P * r
Annual Principal Amortization =	[	[1 –	1 ] (1 + r)[n]	]	– (Pa * r)

where:

"P" is defined as the total Regulatory Asset principal, as specified in the Settlement Agreement; "r" is defined as the estimated tax-effected return on rate base, as more fully described below; "n" is defined as the period of amortization in years, as specified in the Settlement Agreement; and "P a " is defined as the principal remaining at the beginning of the year under consideration.

 B. Estimated Tax-Effected Return on Rate Base

 The tax-effected return on rate base used in the above formula shall reflect an estimate of the cost of PG&E's capital structure. The following example uses its approximate assumed capital ratios over the life of the regulatory asset, as detailed below:

	Capital Ratio (%)	Nominal Cost (%)	Tax-Effected Cost (%)[1]	Weighted Cost (%)
Common Equity	52.0	11.220	18.937	9.847
Preferred Securities	2.0	6.500	10.970	0.219
Debt	46.0	6.616	6.616	3.043
Tax-Effected Return on Rate Base				13.110

 NOTE

1   Assumes total state and federal income tax rate of 40.75%.

 The actual authorized pre-tax cost of capital shall be used to determine the annual return and amortization components of the regulatory asset, subject to the requirements set forth in paragraph 2(b) of the Settlement Agreement.

C. Example Amortization Schedule for Regulatory Asset

 Applying the foregoing formula to the Regulatory Asset of $2, 210 million, to be amortized over nine years, as initially specified in the Settlement Agreement, the schedule for principal amortization is as follows:

 P =      2, 210. 0 million

r =        13. 110%

n =       9 years

(Figures in millions of dollars)	2004	2005	2006	2007	2008	2009	2010	2011	2012
Principal Balance, Beginning of Period	2,210.0	2,067.3	1,905.9	1,723.3	1,516.9	1,283.3	1019.1	720.3	382.3
(Principal Amortization)	(142.7)	(161.4)	(182.6)	(206.5)	(233.6)	(264. 2)	(298. 8)	(338.0)	(382.3)
Principal Balance, End of Period	2,067.3	1,905.9	1,723.3	1,516.9	1,283.3	1,019.1	720.3	382.3	(0. 0)

  D. Effect of a Reduction in the Regulatory Asset

 If, pursuant to the Settlement Agreement, the outstanding balance of the Regulatory Asset is reduced, then the amortization schedule for the remainder of the Regulatory Asset shall be recalculated for the current year and each of the successive years using the method described in Sections A through C above. For purposes of the formula in Section A above, the term "n" shall refer to the number of remaining years of amortization and the term "P" shall refer to the outstanding balance of the Regulatory Asset at the beginning of the current year after giving effect to the reduction.

 For example, if in 2006 the outstanding balance of the Regulatory Asset were to be reduced by $500 million (after tax), then the principal amortization for 2006 and all successive years would be recalculated on the basis of the reduced remaining outstanding balance of $1,407.4 million, the same estimated tax- effected return on rate base of 13.110% as specified in Section B above, and a seven year remaining amortization period, as shown below:

(Figures in millions of dollars)	2004	2005	2006	2007	2008	2009	2010	2011	2012
Principal Balance, Beginning of Period	2,210.0	2,067.3	1,905.9	1,271.2	1,118.9	946.6	751.8	531.3	282.0
(Reduction in Principal)	0.0	0.0	(500.0)	0.0	0.0	0.0	0.0	0.0	0.0
(Principal Amortization)	(142.7)	(161.4)	(134.7)	(152.3)	(172.3)	(194.9)	(220.4)	(249.3)	(282.0)
Principal Balance, End of Period	2,067.3	1,905.9	1,271.2	1,118.9	946.6	751.8	531.3	382.3	(0. 0)

  E.        Example of Calculation of Total Revenue Requirement

 The total requirement for the Regulatory Asset will include return, taxes on return, amortization, and taxes on amortization.  The Company shall include its authorized factor for franchise fees and uncollectibles.  Any property taxes attributable to the Regulatory asset shall also be included in the revenue requirement.  Changes in the annual revenue requirement shall be implemented by advice filling, subject to review by the CPUC Energy Division.

(Figures in millions of dollars)	2004	2005	2006	2007	2008	2009	2010	2011	2012
Return and Taxes on Average Balance	280.4	260.4	237.9	212.4	183.5	150.9	114.0	72.3	25.1
Amortization	142.7	161.4	182.6	206.5	233.6	264.2	298.8	338.0	382.3
Taxes on Amortization	98.1	111.0	125.6	142.0	160.6	181.7	205.5	232.5	262.9
Property Taxes (not estimated in example)
F&U (not estimated in example)
Total Revenue Requirement	521.2	532.8	546.0	560.9	577.7	596.8	618.3	642.7	670.3

APPENDIX B

LIST OF PROCEEDINGS

A.00-05-002, -003, -004; -005; A.01-05-003, -009, -017, -018; A.02-05-002, -003, -005, -007, Annual Earnings Assessment Proceeding (AEAP) applications.

A.01-09-003, PG&E 2001 Annual Transition Cost Proceeding, Phase 1 cost recovery issues.

A.02-06-019, PG&E’s 2002 Attrition Proceeding.

A.99-03-039, Public Utilities Code Section 368(e) proceeding.

A.00-07-013, PG&E Electric Restructuring Cost Account application.

A.02-11-017 and A.02-09-005, PG&E 2003 General Rate Case applications.

APPENDIX C
OTHER PROCEEDINGS TO BE DISMISSED

Various market valuation applications under AB 1890, Public Utilities Code Section 367(b), including Docket Nos. A.99-09-053, A.00-05-034.

A.00-06-046, PG&E application to implement benefit sharing ratemaking for Diablo Canyon pursuant to CPUC Diablo Canyon restructuring decisions. (Probably superseded by D.02-04-016, URG decision.)

I.01-04-002, CPUC investigation into past holding company actions during energy crisis (but only as to past actions, not prospective matters).

APPENDIX D
CERTAIN APPLICATIONS

           (a)      Applications to Transfer Regulatory Assets filed with the FERC in Docket Nos. EC02-3 1, EL02-36, ES02-17, ER02-456, and ER02-455

           (b)      Applications to Transfer Hydro Assets filed with FERC in Project Nos. 77-116, 96-031, 137-031, 175-018, 178-015, 233-082, 606-020, 619-095, 803-055, 1061-056, 1121-058, 1333-037, 1354-029, 1403-042, 1962-039, 1988-030, 2105-087, 2106-039, 2107-012, 2130-030, 2155-022, 2310-120, 2467-016, 2661-016, 2687-022, 2735-071, 2118-006, 2281-005, 2479-003, 2678-001, 2781-004, 2784-001, 4851-004, 5536-001, 5828-003, 7009-004, and 10821-002.

           (c)      Applications for Certificates of Public Convenience and Necessity filed with FERC in Docket Nos. CP02-38, CP02-39, CP02-40, CP02-41, and CP02-42.

           (d)      License Transfer Application filed with the NRC in Docket Nos. 50-275-LT, and 50-323-LT.

           (e)     Filing with the SEC for Approval under the Public Utilities Holding Company Act of 1935 to create Electric Generation LLC, ETrans LLC, and GTrans LLC.

APPENDIX E
LAND CONSERVATION COMMITMENT

STATEMENT OF PURPOSE

          PG&E shall ensure that the Watershed Lands it owns and Carizzo Plains are conserved for a broad range of beneficial public values, including the protection of the natural habitat of fish, wildlife and plants, the preservation of open space, outdoor recreation by the general public, sustainable forestry, agricultural uses, and historic values.  PG&E will protect these beneficial public values associated with the Watershed Lands and Carizzo Plains from uses that would conflict with their conservation.  PG&E recognizes that such lands are important to maintaining the quality of life of local communities and all the people of California in many ways, and it is PG&E’s intention to protect and preserve the beneficial public values of these lands under the terms of any agreements concerning their future ownership or management.

          PG&E Environmental Enhancement Corporation will develop a plan for protection of these lands for the benefit of the citizens of California.  Protecting such lands will  be accomplished through either (1) PG&E’s donation of conservation easements to one or more public agencies or qualified conservation organizations consistent with these objectives, or (2) PG&E’s donation of lands in fee to one or more public entities or qualified conservation organizations, whose ownership would be consistent with these conservation objectives.

COMMITMENTS

1.

PG&E Shall Place Permanent Conservation Easements on or Donate Watershed Lands:  The Watershed Lands and Carizzo Plains shall (1) be subject to permanent conservation easements restricting development of the lands so as to protect and preserve their beneficial public values, and/or (2) be donated in fee simple to one or more public entities or qualified non-profit conservation organizations, whose ownership will ensure the protection of these beneficial public values.  PG&E will not be expected to make fee simple donations of Watershed Lands that contain PG&E’s or a joint licensee’s hydroelectric project features.  In instances where PG&E has donated land in fee, some may be sold to private entities subject to conservation easements and others, without significant public interest value, may be sold to private entities with few or no restrictions.

The conservation easements shall provide for the preservation of land areas for the protection of the natural habitat of fish, wildlife and plants, the preservation of open space, outdoor recreation by the general public, sustainable forestry, agricultural uses, and historic values and, shall prevent any other uses that will significantly impair or interfere with those values.  Conservation easements on the Watershed Lands will include an express reservation of a right for continued operation and maintenance of hydroelectric facilities and associated water delivery facilities, including project replacements and improvements required to meet existing and future water delivery requirements for power generation and consumptive water use by existing users, compliance with any FERC license, FERC license renewal or other regulatory requirements. In addition, easements will honor existing agreements for economic uses, including consumptive water deliveries.  The conservation easements shall be donated to and managed by one or more non-profit conservation trustees, qualified conservation organizations or public agencies with the experience and expertise to fully and strictly implement the conservation easements.

2.

Process For Development of the Conservation Easements and Land Donation Plan: PG&E will work with PG&E Environmental Enhancement Corporation and the Commission in the development and implementation of the conservation easements and land donation plan.  PG&E Environmental Enhancement Corporation will recommend to PG&E (1) conservation objectives for the properties, including identification of conservation values, (2) criteria for ultimate disposition of the properties, (3) conservation easements guidelines, and (4) land disposition plans.

3.

Reporting Responsibilities:  PG&E Environmental Enhancement Corporation will prepare a report to the Commission within 18 months of the Effective Date describing the status of the conservation easement and land disposition plan.  PG&E Environmental Enhancement Corporation will make the report available to the public upon request.  Every two years following the first report, PG&E Environmental Enhancement Corporation will prepare a report to the Commission on the implementation of the conservation easement and land disposition plan.

APPENDIX F

COM/acb                                                                                                  MAIL DATE

                                                                                                                 12/19/03

Decision 03-12-035         December 18, 2003

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

Order Instituting Investigation into the ratemaking implications for Pacific Gas and Electric Company (PG&E) pursuant to the Commission’s Alternative Plan of Reorganization under Chapter 11 of the Bankruptcy Code for PG&E, in the United States Bankruptcy Court, Northern District of California, San Francisco Division, In re Pacific Gas and Electric Company, Case No. 01-30923 DM.

(U 39 M)

Investigation 02-04-026 (Filed April 22, 2002)

OPINION MODIFYING THE PROPOSED SETTLEMENT
AGREEMENT OF PACIFIC GAS & ELECTRIC COMPANY, PG&E CORPORATION AND THE COMMISSION STAFF, AND APPROVING
THE MODIFIED SETTLEMENT AGREEMENT

TABLE OF CONTENTS
Title			Page
OPINION MODIFYING THE PROPOSED SETTLEMENT AGREEMENT OF PACIFIC GAS & ELECTRIC COMPANY, PG&E CORPORATION AND THE COMMISSION STAFF, AND APPROVING THE MODIFIED SETTLEMENT AGREEMENT			2
Summary			3
I.	Introduction and Background		3
II.	Procedural History		10
III.	Description of the PSA Terms and Conditions		11
A.	Structure of the Settlement Plan of Reorganization		11
B.	Financial Elements of the PSA		11
	1.	Regulatory Asset	11
	2.	Headroom	13
	3.	Ratemaking Matters	13
	4.	Dividends and Stock Repurchases	14
C.	Dismissal of Energy Crisis-Related Disputes		14
D.	Environmental Provisions		15
E.	Conditions Precedent to Effectiveness of Settlement Plan		16
F.	Other Provisions		17
	1.	Assignability of DWR Contracts	17
	2.	Interest Rate Hedging	17
	3.	Financing	17
	4.	Fees and Expenses	18
	5.	Releases	18
	6.	Bankruptcy Court Supervision	18
IV.	Standard of Review		19
V.	Lawfulness of the PSA		22
A.	The Purpose of the Commission v. The Purpose of the Bankruptcy Court		22
B.	The Commission's Ability to Bind Future Commissions		25
C.	Jurisdiction of the Bankruptcy Court		35
D.	Consistency with Assembly Bill 1890 and § 368(a)		37
VI.	Whether the Proposed Settlement Agreement Is in the Public Interest		39
A.	Adequacy of a Settlement Proposal in Achieving a Feasible Plan of Reorganization		39
	1.	The MSA Will Allow PG&E to Emerge Promptly From Bankruptcy	40
	2.	The Rating Agencies (S&P and Moody's)	41
B.	Fairness and Reasonableness		44
	1.	Relationship of Settlement to Parties' Risks of Achieving Desired Results	44
	2.	The Risk, Expense, Complexity, and Likely Duration of Further Bankruptcy Litigation	45
	3.	Reasonableness of Settlement of Other Claims and Litigation	47
	4.	Reasonableness of Rates	51
	5.	Adequacy of Representation in the Settlement Process	52
	6.	Release of PG&E Corporation	53
C.	Public Interest		55
	1.	The Regulatory Asset	55
	2.	Headroom	55
	3.	Dividends	57
	4.	Credit Rating	60
	5.	Assignability of DWR Contracts	62
	6.	Environmental Matters	62
	The Land Conservation Commitment (LCC)		62
	(a)	The Stewardship Council	63
	(b)	Environmental Opportunity For Urban Youth	67
	(c)	Clean Energy Technology Commitment	68
VII.	The TURN Dedicated Rate Component Proposal		68
VIII.	Rulings of the Administrative Law Judge (ALJ)		75
IX.	Comments on the Decision		76
X.	Assignment of Proceeding		76
Findings of Fact			76
Conclusions of Law			83
ORDER			87

Appendix A

Appendix B

Appendix C

Appendix D

Appendix E

I.02-04-026  COM/MP1/acb                                     ALTERNATE      DRAFT

APPENDIX E

************ SERVICE LIST *********** Last Update on 16-OCT-2003 by: DYK I0204026 LIST

OPINION MODIFYING THE PROPOSED SETTLEMENT AGREEMENT OF PACIFIC GAS & ELECTRIC COMPANY, PG&E CORPORATION AND THE COMMISSION STAFF, AND APPROVING THE MODIFIED SETTLEMENT AGREEMENT

Summary

          This decision modifies and clarifies the Proposed Settlement Agreement (PSA) offered by Pacific Gas & Electric Company (PG&E), PG&E Corporation (Corp.), and the Commission staff.  We find that the settlement agreement, with these modifications and clarifications, is fair, just and reasonable and in the public interest.  Therefore, we can enter into the Modified Settlement Agreement (MSA).

I.     Introduction and Background

            The Proposed Settlement Agreement (PSA) between PG&E, PG&E Corp. (hereafter generally referred to as PG&E) and our staff offers the promise of allowing PG&E to emerge quickly from bankruptcy protection in a proceeding now pending in the United States Bankruptcy Court for the Northern District of California as a financially strong utility subject to the directives in California laws and the continuing jurisdiction of this Commission.  The timely resolution of PG&E’s financial difficulties and the PSA come before this Commission pursuant to a background of unprecedented developments, and our careful consideration of their related consequences is of utmost importance to the ratepayers of PG&E and the citizens of California.

            The PSA contains a number of provisions that provide additional benefits to PG&E compared to the Commission’s plan of reorganization (Commission POR) submitted by the Commission to the Bankruptcy Court.   The most significant modifications compared to the Commission’s POR are:

  Allowing PG&E to keep between $775 million and $875 million in headroom from 2003;
  Increasing the size of the regulatory asset from $1.75 billion to $2.21 billion.
  Eliminating a proposed $400 million disallowance against PG&E for imprudent procurement practices;
  Fixing PG&E’s rate of return on equity at 11.22% for up to nine years;
  Allowing Department of Water Resources (DWR) contracts to be assigned to PG&E only after a very high credit rating is achieved by PG&E.

            Overall, the PSA’s changes from the Commission’s POR give PG&E significant additional benefits.  In evaluating the reasonableness of the provisions in the PSA, we conclude that there are certain modifications that are necessary to the proposal to ensure that it is reasonable for ratepayers.

            In particular, we will not allow PG&E to recover from ratepayers Corp’s litigation costs.  Further, we substantially adopt findings, conclusions and ordering paragraphs jointly proposed by TURN and PG&E that lead to the expectation that there will be a statute enacting a dedicated rate component that would replace the regulatory asset, saving the ratepayers an estimated $1 billion over nine years.  We also make a number of changes to clarify matters of legal concern to the Attorney General, the Department of Water Resources, and this Commission. To delve yet again into the facts and forces that led to the dysfunctional electricity market in California during the period from mid-2000 to early 2001 serves no purpose here.  A succinct and readable summary of the market behaviors, and responsive actions taken by the California Legislature, as well as State and federal regulators, is contained in the recent opinion of the California Supreme Court in Southern California Edison Co. v. Peevey   (2003) 31 Cal. 4th 781.  We provide a condensed version of this summary in the background section herein.  As noted in that opinion, this Commission deemed the energy crisis one that involved not only utility solvency but the very reliability of the State’s electrical system.

            PG&E responded to the financial difficulty it was facing by filing for Chapter 11 bankruptcy protection on April 6, 2001.  Numerous creditors and other parties, including the Commission, appeared (in the Commission’s case, subject to its sovereign immunity rights and defenses under the 11th Amendment of the U.S. Constitution and related principles).  PG&E asserted that as a result of the energy crisis beginning in May 2000 and because its retail electric rates were frozen, it was unable to recover approximately $9 billion of electricity procurement costs from its customers, resulting in billions of dollars of defaulted debt and the downgrading of its credit ratings by all of the major credit rating agencies.  PG&E’s decision to seek Bankruptcy Court protection came in the wake of its earlier decision to sue this Commission in federal district court to recover these costs under a “filed rate doctrine” theory See PG&E v. Lynch, No. C-01-3023-VRW, N.D. Cal. (the “Rate Recovery Litigation”).  The Commission vigorously defended this action, and a similar lawsuit filed by Southern California Edison Co. (SCE), on behalf of the customers of the two utilities.  The costs and complexities of this litigation were tremendous.  The outcome was far from certain.

            On September 20, 2001, PG&E and PG&E Corporation, as co-proponents, filed a plan of reorganization (PG&E Plan) in PG&E’s bankruptcy case.  The PG&E Plan provided for the disaggregation of PG&E’s businesses into four companies, three of which would have been regulated by the Federal Energy Regulatory Commission (FERC).  The Commission and others opposed the PG&E Plan.  The PG&E Plan was amended and modified a number of times.

            It was an exceedingly bold proposal that went far beyond the traditional and usual purpose of resolving creditor claims and returning the utility to financial viability.  As noted in the Commission staff’s opening brief, PG&E’s proposed plan of reorganization was expansive in the extreme, and threatened its ratepayers in three ways. First, it would have disaggregated the utility and would have divested this Commission of authority over significant aspects of PG&E’s operations.  Secondly, it had potentially disastrous environmental consequences. Finally, it locked in, for twelve years, power purchase costs that would have resulted in high retail rates, and then would have left PG&E’s power purchase costs to the markets that were largely responsible for PG&E’s financial predicament in the first place.

            The Commission’s formal response to PG&E’s proposal in the Bankruptcy Court was strong and swift. As Commissioner Lynch noted in her declaration supporting our opposition:

“In its proposed plan, PG&E demands sweeping declaratory and injunctive relief against the Commission.  The Commission believes PG&E’s purpose is to carry out a frontal assault upon the State of California as a government and regulator, as PG&E seeks to preempt no fewer than 15 core statutes and laws essential to the health and safety of California’s citizens.”  This strategy was referred to as “the regulatory jailbreak”.

            Specifically, the utility proposal would have removed PG&E’s hydroelectric generation facilities, natural gas transmission assets and nuclear facilities from state regulatory control.  That proposal raised the potential that the Commission would be unable to ensure the provision of basic service in case of an energy supply or capacity crisis; the potential that the pricing of service for captive customers would undermine the availability of affordable service for California citizens and necessitate the widespread use of alternative fuels, thereby creating adverse impacts on the environment; and adverse effects to the safety and welfare of California residents through the loss of local regulation.

            In response, on April 15, 2002, the Commission authorized the filing of its original plan of reorganization for PG&E (Original CPUC Plan).  It was crafted to permit PG&E to emerge from bankruptcy by repaying creditor claims in full while avoiding the negative consequences of the PG&E plan.  Among other things, the Original CPUC Plan would have raised funds to pay PG&E’s creditors through “headroom” revenues 1and the issuance of new debt and equity securities, while at the same time maintaining PG&E as a vertically integrated utility subject to regulation by the Commission.  Subsequently, the Commission and the Official Creditors Committee (OCC) filed an amended plan of reorganization for PG&E, dated August 30, 2002 (as amended, Joint Amended Plan) (supplemented by a “Reorganization Agreement” to be entered into by the Commission and PG&E).  The Joint Amended Plan was not well received by PG&E, and thus the battle to restore PG&E to financial viability was launched on a second major front, with legions of lawyers and financial experts poised to do battle before the Bankruptcy Court to prove the relative merits and flaws of the two competing plans.  Lengthy and contentious trials proceeded on the plans.

            Bankruptcy Court confirmation hearings on the competing plans of reorganization started on November 18, 2002.  On November 21, 2002, during the trial on the Joint Amended Plan, PG&E made a motion for judgment against the Joint Amended Plan, on the grounds, inter alia, that the Reorganization Agreement proposed by the Commission would violate California law because it would bind future Commissions in a manner allegedly contrary to the Public Utilities Code and decisions and regulations of the Commission.  On November 25, 2002, the Bankruptcy Court denied PG&E’s motion, finding that the Commission did have the authority to enter into the Reorganization Agreement and to be bound by it under California and federal law.  (Ex. 122, CPUC Staff/Clanon, Exhibit C.)

          It was against this backdrop that the Bankruptcy Court ordered the initiation of a judicially supervised settlement conference between PG&E and the Commission staff in March of this year.  On March 11, 2003, the Bankruptcy Court entered an order staying further confirmation and related proceedings to facilitate a mandatory settlement process.  Pursuant to orders by the bankruptcy judge, parties to the settlement discussions are prohibited from disclosing information regarding or relating to the settlement discussions.

          That effort produced the Proposed Settlement Agreement that is now before us for evaluation.  On June 19, 2003, as a result of the settlement process, PG&E and the Commission staff announced agreement on a Proposed Settlement Agreement which would form the basis of a new plan of reorganization to be filed by PG&E in the Bankruptcy Court that embodies the terms and conditions contained in the PSA (the Settlement Plan).2  PG&E, PG&E Corporation, and the OCC as co-proponents filed the Settlement Plan and disclosure statement for the plan with the Bankruptcy Court.  The PSA constitutes an integral part of the Settlement Plan and is incorporated in the plan by reference.  The Bankruptcy Court has stayed all proceedings related to the Commission’s Joint Amended Plan and the PG&E Plan, until a confirmation hearing on the Settlement Plan.  After conducting a trial on the PSA and Settlement Plan, on December 12, 2003 the Bankruptcy Court issued its “Memorandum Decision Approving Settlement Agreement and Overruling Objections to Confirmation of Reorganization Plan.”  The Court, however, did not issue a Confirmation Order and has set a status conference for December 22, 2003 to consider any action taken by the Commission.  The procedural history details the interaction between the Bankruptcy Court and this Commission in considering the completeness and balancing of competing interests embraced by the PSA.

          In reaching our decision, we are informed by a complete record developed by the efforts of a number of parties during eight days of hearing in this proceeding. These parties directed their showings to the overall issue to whether the PSA is fair, just and reasonable, and in the public interest. In assessing our presentations, we pay particular attention to the following goals that have been at the heart of our opposition to PG&E’s plan of reorganization:

1.	Does the PSA result in PG&E abandoning its effort to evade adherence to state laws and our jurisdiction?
2.	Does the PSA resolve energy crisis-related litigation between PG&E and the CPUC?
3.	Does the PSA result in lower rates for PG&E’s ratepayers?
4.	Does the PSA result in PG&E’s creditors being paid in full?

          We do not undertake our consideration of the PSA against a blank slate.  In conducting their settlement negotiations, our staff and PG&E were clearly aware of the settlement we entered into with SCE to restore that utility’s financial viability and end its litigation against the Commission, as well as our proposed plan of reorganization for PG&E.

II.     Procedural History3

          On July 1, 2003, PG&E filed and served the PSA, the Settlement Plan, and a disclosure statement in this proceeding.  On July 9, 2003, a prehearing conference (PHC) was held to determine the scope of proceedings for the Commission to consider the PSA.  After the PHC, the Assigned Commissioner issued his “Scoping Memo and Ruling of Assigned Commissioner” (Scoping Memo) establishing the scope and schedule for this proceeding.  The Scoping Memo, as amended, provided that the proceeding was limited to determining whether the PSA should be approved by the Commission, including whether the settlement is fair, reasonable, and in the public interest, using the criteria encompassed in various Commission, state, and federal court decisions.4  Excluded from the proceeding were alternative plans, rate allocation and rate design, and direct access issues.  Proposed modifications to the PSA were permitted to be offered, but were required to be limited.  Hearings were held on September 10, 11, 12, 22, 23, 24, 25, and 26.  On September 25, 2003, PG&E, the Office of Ratepayer Advocates (ORA), and certain other parties and non-parties submitted a stipulation resolving issues regarding the land conservation commitment in the PSA.  Concurrent opening briefs were filed on October 10, 2003, and reply briefs on October 20, 2003, when the matter was submitted.

III.     Description of the PSA Terms and Conditions

A.  Structure of the Settlement Plan of Reorganization

          PG&E’s original plan of reorganization in the Bankruptcy Court provided for the disaggregation of PG&E’s historic businesses into four separate companies, three of which would be under the regulatory jurisdiction of FERC rather than this Commission.  Under the Settlement Plan, PG&E will remain a vertically integrated utility subject to the plenary regulatory jurisdiction of this Commission.5

B.  Financial Elements of the PSA

          PG&E asserts that restoration, maintenance, and strengthening of PG&E as an investment grade company is vital for the company’s future ability to serve its customers.  The PSA expressly recognizes this:

          The Commission recognizes that the establishment, maintenance and improvement of investment grade company credit ratings is vital for PG&E to be able to continue to provide safe and reliable service to its customers.  The Commission further recognizes that the establishment, maintenance and improvement of PG&E’s investment grade company credit ratings directly benefits PG&E’s ratepayers by reducing PG&E’s immediate and future borrowing costs, which, in turn, will allow PG&E to finance its operations and make capital expenditures on its distribution, transmission, and generation assets at lower cost to its ratepayers.  In furtherance of these objectives, the Commission agrees to act to facilitate and maintain investment grade company credit ratings for PG&E.  (PSA, ¶ 2g.)

          1.  Regulatory Asset

          The PSA establishes a regulatory asset with a starting value of $2.21 billion as a new, separate, and additional part of PG&E’s rate base (PSA, ¶ 2).  The regulatory asset will be reduced dollar for dollar by the net after-tax amounts of any reductions in bankruptcy claims or refunds PG&E actually receives from generators or other energy suppliers (PSA ¶ 2d).  The regulatory asset will be amortized on a mortgage-style basis over nine years starting on January 1, 2004 (PSA, ¶ 2a).  The mortgage-style amortization keeps the revenue requirements associated with the regulatory asset relatively constant over its life rather than being front-end loaded as they would under traditional rate base treatment.  Because the regulatory asset will not have any tax basis, both the amortization of the regulatory asset and the return on it will be grossed up for taxes (PSA, ¶ 2c).6  The PSA provides a floor on the authorized return on equity (ROE) and the equity component of the capital structure associated with the regulatory asset (PSA, ¶ 2b).  While the regulatory asset will earn the ROE on the equity component of PG&E’s capital structure as set in PG&E’s annual cost of capital proceedings, the ROE will be no less than 11.22 percent and, once the equity component of PG&E’s capital structure reaches 52 percent (expected in 2005), the equity component will be set for ratemaking purposes at not less than 52 percent.

          The PSA provides that the Utility Retained Generation (URG) rate base established by D.02-04-016 shall be deemed just and reasonable and not subject to modification, adjustment or reduction (other than through normal depreciation) (PSA, ¶ 2f).  Similarly, the value of the regulatory asset and URG rate base are not to be impaired by the Commission taking them into account when setting PG&E’s other revenue requirements and resulting rates or PG&E’s authorized ROE or capital structure.

2.  Headroom7

The proposed settlement acknowledges that the headroom, surcharge, and base revenues accrued or collected by PG&E through the end of 2003 have been or will be used for utility purposes, including paying creditors in PG&E’s Chapter 11 case (PSA, ¶ 8a).  Those past revenues will no longer be subject to refund.  The PSA establishes both a floor and a ceiling on 2003 headroom revenues.  PG&E will be authorized to collect at least $775 million, but not more than $875 million (both pretax), of headroom (PSA, ¶ 8b).  The Commission will adjust 2004 rates to refund any overcollection or make up any undercollection.

3.  Ratemaking Matters

          The proposed settlement provides for PG&E’s retail electric rates to remain at current levels through 2003, and then come down effective as of January 1, 2004 (PSA, ¶ 3a).  As of January 1, 2004, the TCBA and other Assembly Bill 1890 ratemaking accounts will be replaced by the regulatory asset and the ratemaking resulting from the proposed settlement (PSA, ¶ 2e).

          PG&E’s capital structure and authorized ROE will continue to be set in annual cost of capital proceedings, but until PG&E achieves a company credit rating of either A- from Standard & Poor (S&P) or A3 from Moody’s, the authorized ROE will be no less than 11.22 percent and the equity ratio will be no less than 52 percent (PSA, ¶ 3b).  (PG&E claims that this capital structure, with its 52 percent equity ratio, is necessary to support the investment grade credit metrics contemplated by the proposed settlement.  (Ex. 112, pp. 7-6, 7-16, PG&E/Murphy.)

          PG&E is given a two-year transition period to achieve the 52 percent equity ratio.  Until that time, PG&E’s equity ratio for ratemaking purposes will be its Forecast Average Equity Ratio (as defined in the PSA, but no less than 48.6 percent (PSA, ¶ 3b).

4.  Dividends and Stock Repurchases

          Under the PSA, PG&E agrees not to pay any dividend on common stock before July 1, 2004 (PSA, ¶ 3b).  PG&E has told the financial community that it does not expect to pay a common stock dividend before the second half of 2005.  Under the PSA, other than the capital structure and stand-alone dividend conditions contained in the PG&E holding company decisions (D.96-11-017 and D.99-04-068), the Commission agrees not to restrict the ability of the boards of directors of either PG&E or PG&E Corporation to declare and pay dividends or repurchase common stock (PSA, ¶ 6).

C.  Dismissal of Energy Crisis-Related Disputes

          As part of the PSA, PG&E will dismiss its pending Rate Recovery Litigation8 against the Commission (PSA, ¶ 9).  In that litigation, PG&E had sought recovery from ratepayers of approximately $9 billion in unrecovered costs of purchasing power during the energy crisis.  (Exs. 120 and 120c, PG&E/McManus.)  The Commission will resolve Phase 2 of PG&E’s pending Annual Transition Cost Proceeding (ATCP) application without any disallowance (PSA, ¶ 9).  In the ATCP, ORA contends that PG&E incurred approximately $434 million of unreasonable power procurement costs and recommends disallowance of that amount.

D.  Environmental Provisions

          The PSA contains environmental benefits.  First, PG&E commits to protect its approximately 140,000 acres of watershed lands associated with its hydroelectric system, plus the 655 acre Carizzo Plains in San Luis Obispo County, through conservation easements or fee simple donations (PSA, ¶ 17a).  PG&E estimates that lands subject to this commitment are worth approximately $300 million.9  Subject, of course, to the Commission’s authority under, inter alia, Public Utilities Code §851 to approve the disposition of utility property, the he determination of how best to protect these lands will be made by the board of a new California non-profit corporation (PSA, ¶ 17b) which will present its recommendations and advice to the Commission.  Under the Land Conservation Commitment Stipulation (Ex. 181), this non-profit corporation will be named the Pacific Forest and Watershed Lands Stewardship Council (the Stewardship Council).  The Stewardship Council’s governing board will consist of representatives from the Commission, the California Resources Agency, ORA, the State Water Resources Control Board, the California Farm Bureau Federation, the California Department of Fish and Game, the California Forestry Association, the California Hydropower Reform Coalition, the Regional Council of Rural Counties, the Central Valley Regional Water Quality Board, Association of California Water Agencies, The Trust for Public Land, and PG&E, and three public members named by the Commission.  The U.S. Department of Agriculture-Forest Service and U.S. Department of Interior-Bureau of Land Management will together designate a federal liaison who will participate in an advisory and non-voting capacity.  (Ex. 181, paragraph 10a.)  The Stewardship Council will be funded with $70 million through rates over 10 years (PSA, ¶ 17c).  This funding will cover both administrative expenses and environmental enhancements to the protected lands.  The governing board of the Stewardship Council will develop a system-wide plan for donation of fee title or conservation easements.

          The second environmental commitment is that PG&E will establish and fund a clean energy technology incubator.  This new, California non-profit corporation will be dedicated to supporting research and investment in clean energy technologies primarily in PG&E’s service territory (PSA, ¶ 18a).  PG&E will provide shareholder funding of $15 million over five years (PSA, ¶ 18b) and will work with the Commission to attract additional funding (PSA, ¶ 18c).

E.  Conditions Precedent to Effectiveness of Settlement Plan

          Commission approval of the PSA as well as final, nonappealable approval of all rates, tariffs, and agreements necessary to implement the Settlement Plan and PSA are conditions to the effectiveness of the PSA (PSA, ¶ 37) and the Settlement Plan (PSA, ¶ 16b), respectively.

          The PSA expressly provides that receipt of investment grade company credit ratings from both S&P and Moody’s is a condition to the Settlement Plan becoming effective (PSA, ¶ 16a).  The plan provides that this condition cannot be waived.  (Ex. 101, pp.1-15, PG&E/Smith.)

F.  Other Provisions

1.  Assignability of DWR contracts

          The settlement agreement provides that “[I]f the Commission desires it, PG&E agrees to accept assignment of or to assume legal and financial responsibility for the DWR Contracts” subject to certain conditions, including that “(a) PG&E’s Company Credit Rating, after giving effect to such assignment or assumption, shall be no less than “A” from S&P and “A2” from Moody’s; (b) the Commission shall first have made a finding that, for purposes of assignment or assumption, the DWR Contracts to be assigned or assumed are just and reasonable; and (c) the Commission shall have acted to ensure that PG&E will receive full and timely recovery in its Retail Electric Rates of all costs of such DWR Contracts over their life without further review.  (PSA ¶ 7)  The PSA has no limitation on the discretion of the Commission to review the prudence of PG&E’s administration and dispatch of the DWR Contracts, consistent with applicable law.

2.  Interest Rate Hedging

          To allow PG&E to take advantage of the current low interest rate environment, the proposed settlement authorizes the actual reasonable cost of PG&E’s interest rate hedging activities to be recovered in rates without further review (PSA, ¶ 12).  The Commission recently issued D.03-09-020 in its Bankruptcy Financing Order Instituting Investigation (Investigation 02‑07‑015) authorizing PG&E to initiate interest rate hedging for any approved and confirmed plan of reorganization.

3.  Financing

          With the exception of certain pollution control bond-related obligations and outstanding preferred stock, the Settlement Plan contemplates that all of PG&E’s existing trade and financial debt will be paid in cash (PSA, ¶¶ 13a and 14).  The financing will not include any new preferred or common stock (PSA, ¶ 13b).  The cash to pay creditors will come from a combination of cash on hand and new long- and short‑term debt issuances.

4.  Fees and Expenses

          PG&E will reimburse the Commission for its professional fees and expenses in the Chapter 11 case.  (PSA, ¶ 15).  The Commission will authorize PG&E to recover these amounts in rates over a reasonable time, not to exceed four years (id.).  Similarly, PG&E will reimburse PG&E Corporation for its professional fees and expenses in the Chapter 11 case, but that cost will be borne solely by shareholders through a reduction in retained earnings (id.).

5.  Releases

          As part of the Settlement Plan, PG&E will release claims against the Commission, the OCC, and PG&E Corporation (PSA, ¶ 24).

6.  Bankruptcy Court Supervision

          The PSA ensures that the settlement will be enforceable by the Bankruptcy Court for its full nine-year term (PSA, ¶¶ 20-23, 30, and 32).

          In paragraph 20 of the PSA, the Commission waives “all existing and future rights of sovereign immunity, and all other similar immunities, as a defense” and consents to the jurisdiction of any court, including a federal court, for any action or proceeding to enforce the Settlement Agreement, the Settlement Plan, or the Bankruptcy Court’s confirmation order.

          In paragraph 22 of the PSA, the Commission and PG&E agree that the Bankruptcy Court shall retain jurisdiction over them “for all purposes relating to the enforcement of this Agreement, the Settlement Plan and the Confirmation Order.”

IV.  Standard of Review

          In evaluating whether the PSA is reasonable and in the public interest, we are guided not only by our precedents on settlements, but also by the overall “just and reasonable” standard of the Public Utilities Code.  Under Rule 51 of the Commission’s Rules of Practice and Procedure, we will not approve a settlement unless the settlement is “reasonable in light of the whole record, consistent with law, and in the public interest.”  (Commission Rule 51.1(e).)  In our decision approving a settlement of SDG&E’s 1992 test year general rate case, we held that in considering a proposed settlement, we do not “delve deeply into the details of settlements and attempt to second-guess and re-evaluate each aspect of the settlement, so long as the settlements as a whole are reasonable and in the public interest.”  (SDG&E, (1992) 46 CPUC 2d 538, 551.)  We agreed that the hearing on the settlement need not be a “rehearsal for trial on the merits.”  (Id. at 551.)  Similarly, in Officers for Justice v. Civil Service Commission, the Court, affirming a lower court decision approving a class action settlement, stated that “the settlement or fairness hearing is not to be turned into a trial or rehearsal for trial on the merits.” (Officers for Justice v. Civil Service Commission, (9th Cir. 1982) 688 F.2d 615, 625.)

          As the PSA must be approved by this Commission, we look to our own precedents.  In Re Pacific Gas and Electric Company (1988) D.88-12-083, 30 CPUC 2d 189 (“Diablo Canyon”), we approved a settlement proposed by PG&E and Commission staff (ORA’s predecessor, the Division of Ratepayer Advocates (DRA)) that was vigorously opposed by other parties.  The settlement resolved claims by DRA that $4.4 billion in previous costs incurred by PG&E to design and construct Diablo Canyon should be disallowed from recovery in PG&E’s future electric rates.  In settling the case, PG&E, DRA, and the California Attorney General proposed that PG&E’s investment costs and return on rate base for Diablo Canyon be recovered in future rates exclusively under a non-traditional performance-based ratemaking mechanism that would be in place for 28 years.

          In evaluating the Diablo Canyon settlement, the Commission cited the Officers for Justice decision approvingly, as well as the Commission rules on settlements:

           [T]he settlement affects the interest of all PG&E customers.  In such a case, the factors which the courts use in approving class action settlements provide the appropriate criteria for evaluating the fairness of this settlement…  When a class action settlement is submitted for approval, the role of the court is to hold a hearing on the fairness of the proposed settlement…  However, the fairness hearing is not to be turned into a trial or rehearsal for trial on the merits.  [Citations omitted.]  The court must stop short of the detailed and thorough investigation that it would undertake if it were actually trying the case.  [Citations omitted.]

          The standard used by the courts in their review of proposed settlements is whether the class action settlement is fundamentally fair, adequate, and reasonable.  [Citations omitted.]  The burden of proving that the settlement is fair is on the proponents of the settlement.  [Citations omitted.]  Proposed [Commission] Rule 51.1(e) provides that this Commission will not approve a settlement unless the “ . . . settlement is reasonable in light of the whole record, consistent with law, and in the public interest.”

          In order to determine whether the settlement is fair, adequate, and reasonable, the court will balance various factors which may include some or all of the following:  the strength of applicant’s case; the risk, expense, complexity, and likely duration of further litigation; the amount offered in settlement; the extent to which discovery has been completed so that the opposing parties can gauge the strength and weakness of all parties; the stage of the proceedings; the experience and views of counse; the presence of a governmental participant; and the reaction of class members to the proposed settlement.  [Citations omitted.]  In addition, other factors to consider are whether the settlement negotiations were at arm’s length and without collusion; whether the major issues are addressed in the settlement; whether segments of the class are treated differently in the settlement; and the adequacy of representation.  [Citations omitted.]  (Diablo Canyon, 30 CPUC 2d, 189, 222.)

          PG&E agrees that these settlement criteria should apply to the PSA, and maintains that this is not the proceeding to consider alternative plans that one or more parties may prefer.  Instead, PG&E contends that we should consider the proposed settlement on its own merits, “up or down,” and approve or disapprove it without change, consistent with the expectations of the parties who are proposing it.10  We disagree with PG&E’s view that our choices are so limited. We have often exercised our plenary power to modify settlements, which would otherwise not be reasonable or in the public interest. See e.g. D.02-12-068 (2002); D.01-12-018 (2001); D.01-04-038 (2001); D.99-12-032 (1999).

          Under Rule 51 and §§ 451, 454, and 728, we review and approve a settlement if its overall effect is “fair, reasonable and in the public interest.”  California and U.S. Supreme Court decisions provide that we may consider the overall end-result of the proposed settlement and its rates under the “just and reasonable” standard, not whether the settlement or its individual constituent parts conform to any particular ratemaking formula.  (FPC v. Hope Natural Gas Co. (1944) 320 U.S. 591, 602.)

          In reviewing a settlement we must consider individual provisions but we do not base our conclusion on whether this or that provision of the settlement is, in and of itself, the optimal outcome.  Instead, we stand back from the minutiae of the parties’ positions and determine whether the settlement, as a whole, is in the public interest.

          We will approve the PSA with certain modifications and clarifications that we believe are necessary in order to make the settlement fair, reasonable and in the public interest. We will discuss these matters more extensively, but we should begin our analysis of the PSA with its most important provisions, the regulatory asset and the total dollar amount of the settlement.  To emerge from bankruptcy PG&E must pay its creditors in full.  We agree that all allowed claims should be paid in full; and we agree that the dollar amount of the settlement, $7.2 billion, will achieve that result and is a reasonable compromise of the differences between PG&E and the Commission staff.

V.  Lawfulness of the PSA

A.  The Purpose of the Commission v. The Purpose of the Bankruptcy Court

          Before reviewing the specific legal issues, it is important to recognize the fundamental differences between the Commission and the Bankruptcy Court. The Commission regulates the relationship between public utilities and their ratepayers whereas the Bankruptcy Court is mostly concerned with the relationship between the debtor and its creditors.

          As the California Supreme Court recently explained in Southern California Edison Co. v. Peevey, supra, 31 Cal. 4th at 792, the Commission’s “authority derives not only from statute but from the California Constitution, which creates the agency and expressly gives it the power to fix rates for public utilities.”  The Supreme Court, in a prior decision, had declared that:  The Commission was created by the Constitution in 1911 in order to “protect the people of the state from the consequences of destructive competition and monopoly in the public service industries . . .  [The Commission] is an active instrument of government charged with the duty of supervising and regulating public utility services and rates.”  (Sale v. Railroad Commission (1940) 15 Cal. 2d 612, 617.)  The Commission has legislative and judicial powers.  (People v Western Air Lines (1954) 42 Cal. 2d 621, 630.)  The fixing of rates is quasi-legislative in character. (Clam v. PUC (1979) 25 Cal. 3d 891, 909; Southern Pacific Co. v. Railroad Com. (1924) 194 Cal. 734, 739.) In addition, the California Legislature has provided that “all charges by a public utility for commodities or services rendered shall be just and reasonable (§ 451) and has given the commission the power and obligation to determine not only that any rate or increase in a rate is just and reasonable (§§ 454, 728), but also authority to ‘supervise and regulate every public utility in the State . . . ’”  (Camp Meeker Water System, Inc. v. Public Utilities Com. (1990) 51 Cal. 3d 845, 861-862.)

          In contrast, the Bankruptcy Court operates under the authority of the Bankruptcy Code, and a central purpose of the Bankruptcy Code is to "provide a procedure by which certain insolvent debtors can reorder their affairs, make peace with their creditors, and enjoy  ‘a new opportunity in life . . . ’”  (Grogan v. Garner  (1991) 498 U.S. 279, 286.)  Put another way, the two overarching purposes of the Bankruptcy Code are:  “(1) providing protection for the creditors of the insolvent debtor and (2) permitting the debtor to carry on and … make a ‘ fresh start.’”  (In re Andrews (4th Cir. 1996) 80 F.3d 906, 909.)  (We note that PG&E is a solvent debtor.)  PG&E’s disclosure statement (Ex. 101b, p. 2) seconds this:  “Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its equity interest holders.”

          The Bankruptcy Code, 11 U.S.C. § 1129(a)(6), explicitly recognizes that utility ratemaking is the province of governmental regulatory commissions, such as the Commission, rather than the Bankruptcy Court.  As stated in In re Cajun Elec. Power Co-op., Inc. (5th Cir. 1999) 185 F.3d 446, 453,  “[s}ection 1129(a)(6) of the Bankruptcy Code further provides that any rate change in a reorganization plan must be approved by governmental regulatory commissions with proper jurisdiction.”  The Court found no support for a narrow reading of   § 1129(a)(6), because “such an argument ‘ ignores the reasons which mandate [public utility commission] regulation in the first instance.  The [commission] is entrusted to safeguard the compelling public interest in the availability of electric service at reasonable rates.  That public interest is no less compelling during the pendency of a bankruptcy than at other times.’  “(Id., at 453, n. 11, quoting with approval Flaschen & Reilly, Bankruptcy Analysis of a Financially-Troubled Electric Utility, (1985) 59 Am.Bankr.L.J. 135, 144.)

          Indeed, in an earlier phase of PG&E’s bankruptcy proceeding, PG&E sought from the Bankruptcy Court a stay of the Commission’s D.01-03-082 (the Accounting Decision).  In finding that the public interest will not be served by issuing an injunction, the Bankruptcy Court declared that issuing a stay "would create jurisdictional chaos.  The public interest is better served by deference to the regulatory scheme and leaving the entire regulatory function to the regulator, rather than selectively enjoining the specific aspects of one regulatory decision that PG&E disputes.  PG&E has all the usual avenues for relief from the Accounting Decision, including appellate review and reconsideration by CPUC.  These alternatives may be particularly apropos in the constantly-changing factual and regulatory environment.”  (In re Pacific Gas and Electric Company(2001) 263 B.R. 306, 323; 2001 Bankr. LEXIS 629 **38, appeal pending sub nom., Pacific Gas and Electric Company v. California Public Utilities Commission, et al., United States District Court for the Northern District of California No. C‑01‑2490 VRW.)

B.  The Commission’s Ability to Bind Future Commissions

            The clause of the PSA requiring future Commissions to be bound is paragraph 21.

21.  Validity and Binding Effect.  The Parties agree not to contest the validity and enforceability of this Agreement, the Settlement Plan or any order entered by the Court contemplated by or required to implement this Agreement and the Settlement Plan.  This Agreement, the Settlement Plan and any such orders are intended to be enforceable under federal law, notwithstanding any contrary state law.  This Agreement and the Settlement Plan, upon becoming effective, and the orders to be entered by the Court as contemplated hereby and under the Settlement Plan, shall be irrevocable and binding upon the Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission.

          There cannot be any doubt that under certain circumstances, the Commission can legally enter into settlements or contracts which would bind future Commissions.11  In Southern California Edison Co. v. Peevey, supra, 31 Cal. 4th at 792, the California Supreme Court relied upon the Commission’s broad authority under Article XII of the California Constitution, sections 701 and 728 of the Public Utilities Code, and prior precedent to conclude that the Commission is a “state agency of constitutional origin with far-reaching duties, functions and powers whose ‘power to fix rates [and] establish rules’ has been ‘liberally construed.’” Because the Commission had not acted contrary to state law and in light of the Commission’s inherent authority, the California Supreme Court upheld the Commission entering into a binding settlement with SCE in its federal district court case against the Commission.  Id. at 805.12

          It is true that in Diablo Canyon, D.88-12-083, 30 CPUC 2d 189, we held that we lack the power to approve settlements that bind future Commissions.  We relied upon cases which hold that a legislative body cannot restrict its own power or that of subsequent legislative bodies, as well as §§ 728 and 1708, which provide that, after a hearing, the Commission may rescind, alter or amend previous decisions, or may declare rates are unjust and unreasonable and fix the just and reasonable rates to be thereafter observed and in force.  (Id. at 223-225.)

          The proponents of the PSA distinguish Diablo Canyon, because that case involved a settlement pending before the Commission, whereas the PSA would be entered into by the Commission itself to settle litigation in federal courts.  The proponents claim that a decision of the Commission by itself may not bind future Commissions, but the Commission may execute a settlement agreement or a contract to bind future Commissions.

          We agree with the proponents that a court-approved settlement would bind the Commission.  There is a fundamental difference between the Commission’s authority within the scope of its own proceedings, and the Commission’s efforts to resolve litigation in courts.  The Commission must abide by court orders and a subsequent Commission does not have the authority to ignore a court order approving a settlement to which the Commission is a party.  Particularly here, where the public interest would be greatly served by getting PG&E out of bankruptcy, the Commission must have the ability to exercise its regulatory and police powers to resolve through a settlement the Bankruptcy Court litigation.  Upon approval by the Bankruptcy Court of such a settlement agreement, there is no question that subsequent Commissions cannot disregard the court order approving the settlement agreement.

          When entering into settlement agreements or contracts, however, the Commission may not act inconsistently with state law.  As the Court declared in Southern California Edison Co. v. Peevey, supra, 31 Cal. 4th  at 792:  “If PUC lacked substantive authority to propose and enter into the rate settlement agreement at issue here, it was not for lack of inherent authority, but because this rate agreement was barred by some specific statutory limit on PUC's power to set rates.”

          Similarly, in Southern California Edison Co. v. Lynch (9th Cir. 2002) 307 F.3d 794, 809, the Ninth Circuit held that if the Commission’s settlement agreement violated state law, "then the Commission lacked capacity to consent to the Stipulated Judgment, and [the Ninth Circuit] would be required to vacate it as void.  State officials cannot enter into a federally-sanctioned consent decree beyond their authority under state law.”

          We therefore must determine that a settlement is consistent with state law before we can enter into the settlement.  While Paragraphs 21 and 32 of the PSA provide that the Parties agree that the settlement agreement, the settlement plan and any court orders are intended to be binding and enforceable under federal law, “notwithstanding any contrary state law,” this is general language that does not specify the purportedly contrary state laws.  More significantly, this is irrelevant language to the extent that the settlement agreement, as modified by this decision, is not contrary to state law.  To avoid any confusion, we are striking these phrases from the settlement, because we can enter into a settlement only if it is consistent with state law.  However, as discussed below, the settlement agreement, as modified and clarified by this decision (the “MSA”), is not contrary to state law and we can bind the Commission by entering into it.

          In light of the constitutional requirement that the Commission actively supervise and regulate public utility rates (Sale v. Railroad Commission (1940) 15 Cal. 2d 607 at 617) and the statutory requirements under the §§451, 454, 728 that the Commission ensure that the public utilities' rates are just and reasonable (Camp Meeker Water System, Inc. v. Public Utilities Com. (1990) 51 Cal. 3d 850 at 861-862), the Commission must retain its authority to set just and reasonable rates during the nine-year term of the settlement and thereafter.

           “The regulation of utilities is one of the most important of the functions traditionally associated with the police power of the states.”  (Arkansas Electric Coop. v. Arkansas Pub. Serv. Comm’n (1983) 461 U.S. 375, 377.)  This Commission’s authority to regulate public utilities in the State of California is pursuant to the State’s police power.  (See, Motor Transit Company v. Railroad Commission of the State of California (1922) 189 Cal. 573, 581.)  The California Supreme Court has held that “it is settled that the government may not contract away its right to exercise the police power in the future.”  (Avco Community Developers, Inc. v. South Coast Regional Com. (1976) 17 Cal. 3d 785, 800.)

          The Commission cannot be powerless to protect PG&E's ratepayers from unjust and unreasonable rates or practices during the nine-year term of the proposed settlement.  “The police power being in its nature a continuous one, must ever be reposed somewhere, and cannot be barred or suspended by contract or irrepealable law.  It cannot be bartered away even by express contract.”  (Mott v. Cline  (1927) 200 Cal. 434, 446 (emphasis added).)

          Whether or not the Commission could enter into a settlement agreement without violating state law turns on whether the settlement agreement would surrender or suspend the Commission’s exercise of its police powers for nine years or whether the settlement agreement is consistent with the Commission exercising its regulatory powers.  In Santa Margarita Area  Residents Together  v.  San Louis Obispo County Bd. of Supervisors (2000) 84 Cal. App.4th 221, 233, the Court found that notwithstanding a zoning freeze, the County’s agreement had not surrendered its police powers, because under the agreement, the project had to be developed in accordance with the County's general plan, the agreement did not permit construction until the County had approved detailed building plans, and the agreement retained the County's discretionary authority in the future.  In light of the above, we must review the PSA to ascertain whether the Commission would be exercising or surrendering its police powers by entering into the settlement.

          PG&E contends that on a going-forward basis, the PSA affects only approximately 5.4% of the electric bill, which is the impact from the Regulatory Asset.  As explained below, we find that the proposed amount for and the regulatory rate treatment of the Regulatory Asset is just and reasonable.  Moreover, the PSA did not address the ratemaking treatment or amounts going forward for the other 95% of PG&E's electric revenue requirements or what PG&E's overall retail electric rates should be during the next nine years.  Therefore, we find that entering into the PSA, subject to the modifications discussed herein, is fully consistent with the Commission's exercise of its ratemaking authority, because we find that the Regulatory Asset provision is just and reasonable and a necessary part of the settlement, and we will still decide the overall retail electric rates for PG&E's customers in pending and future proceedings.

          As discussed in more detail below, we are modifying the PSA by deleting Paragraph 6 (“Dividend Payments and Stock Repurchases”), which we find is unreasonable and not in the public interest. Paragraph 6 of the PSA proposes that other than ensuring compliance with the capital structure and stand-alone dividend conditions in D. 96-11-017 and D.99‑04-068, the Commission shall not restrict the ability of the boards of directors of either PG&E or PG&E Corporation to declare and pay dividends or repurchase common stock.  Therefore, under this proposed paragraph and except for the two limited conditions, for nine years the Commission would have been precluded from making a finding that PG&E Corporation or PG&E's dividends or common stock repurchasing practices were unreasonable and we would have been precluded from ordering PG&E Corporation or PG&E to change their practices in this regard.  Under the proposed Paragraph 6, there could also be an argument that the Commission could not disallow unreasonably or imprudently incurred costs.  Paragraph 6 of the PSA, therefore, could have prevented the Commission from restricting PG&E’s dividend practices regardless of the circumstances, evidence or merit of any challenges to PG&E's dividend practices.  Because it is unreasonable and contrary to the public interest to preclude the Commission from considering such challenges, if any, we are exercising our regulatory authority to strike Paragraph 6.

          In all likelihood, notwithstanding this modification to the PSA, PG&E will be regularly issuing dividends in the near future if it agrees to this Modified Settlement Agreement (MSA).  Historically, under traditional cost-of-service ratemaking, regulated utilities are provided the opportunity to earn a return on their investment, and have traditionally issued dividends or repurchased common stock under authorized capital structures approved by their regulators.  Assuming that a utility is responsibly meeting its obligation to serve, the Commission does not micromanage the utility in its carrying out of its obligations and responsibilities and financial management practices.  Indeed, PG&E witness and CFO Kent Harvey testified that prior to the energy crisis, PG&E was one of the healthiest energy utilities in the country, and enjoyed strong investment grade credit ratings and consistently paid dividends to its shareholders.  (Ex. 103: 2-1, PG&E/Harvey ).  PG&E Witness and CEO Gordon Smith testified that until recently, (i.e., since the energy crisis) PG&E did not miss a single quarterly dividend since it began paying quarterly dividends in 1916.  PG&E was able to do so while maintaining its authorized capital structure.  (RT: p. 696).

          In view of past history under traditional cost-of-service ratemaking where utilities have historically paid quarterly dividends, it is very unlikely that the Commission would restrict PG&E's dividends during the next nine years. However, it is unreasonable to expect the Commission to agree at this time, without knowing all future circumstances, to preclude future Commissions from deciding potential issues, if any, about PG&E’s dividend practices.  We do not have a record in this proceeding to support whether future dividend practices or stock repurchasing practices are reasonable or unreasonable.  Moreover, we do not have a crystal ball and it would not be possible to have a record to decide these future issues.  Consequently, we strike Paragraph 6 in order for us to find the settlement, as modified, reasonable and in the public interest.

          Many parties have expressed their opposition to Paragraph 2.g. of the PSA, which would require the Commission "to act to facilitate and maintain Investment Grade Company Credit Ratings for PG&E."  The statutory requirements under sections 454 and 728 of the Public Utilities Code are that the rates must be just and reasonable (see Camp Meeker Water System, Inc. v. Public Utilities Com., 51 Cal. 3d at 862), and the opponents have argued that the investment grade requirement would supplant the just and reasonable standard. As discussed in more detail below, however, we believe that we can clarify this commitment in a way that is consistent with our statutory responsibility to ensure that PG&E's rates are just and reasonable.

          Our commitment will remain, as provided in Paragraph 2.g., to act to facilitate and maintain the investment grade credit ratings.   However, we do not interpret Paragraph 2.g. to require the Commission to guarantee such a credit rating when there are other causes, besides the Commission’s actions (e.g., PG&E's imprudent conduct resulting in a disallowance), which are responsible for any threats to PG&E's investment grade credit rating.  Therefore, under the settlement, as clarified, PG&E's ratepayers will still be protected from unjust and unreasonable rates.

          In setting just and reasonable rates, in addition to protecting the consumers, we also must consider the financial health of the public utility. Indeed, we view this commitment to act to facilitate and maintain investment grade credit ratings as essentially doing what we have always done under cost-of-service regulation: provide just and reasonable rates and authorize a reasonable capital structure that maintains the fiscal integrity of the utility.  As already discussed, our traditional regulation resulted in high investment grade ratings of our energy utilities.

          In the balancing of interests of the utility and its ratepayers that we undertake in setting rates, a major factor is the utility’s financial integrity.  There should be enough revenue for all of the utility’s prudently incurred costs or operating expenses, investments and costs of debt. See Duquesne Light Co. v. Barasch (1989) 488 U.S. 299, 310; FPC v. Hope Natural Gas Co., supra, 320 U.S. at 603.  We are therefore exercising our regulatory authority in agreeing with this commitment in Paragraph 2g., as clarified above, because we find as part of our regulatory responsibilities, that it is in the public interest to get PG&E out of bankruptcy and restore its investment grade credit ratings.

          In Southern California Edison Company v. Peevey, supra, 31 Cal.4th at 791, the California Supreme Court explicitly recognized that the Commission's settlement with SCE was intended to "restore SCE's creditworthiness and avoid further instability and uncertainty for the company and consumers."  The Court not only upheld the Commission’s authority to enter into the settlement, it also confirmed the Commission’s "duty and authority to guarantee that the electric utilities would have the capacity and financial viability to provide power to California consumers."  Id. at 793.

          Just as the Court found in Santa Margarita Area  Residents Together  v. San Louis Obispo County Bd. of Supervisors, supra, 84 Cal. App.4th at 233, that the County had not surrendered its police powers, because in entering the agreement, the County had exercised its regulatory powers and retained the County's discretionary authority in the future, the Commission would not be surrendering or suspending its police powers, because the present settlement, as modified and clarified by this decision, is a reasonable exercise of those police powers based upon the record in this proceeding.  The Commission has retained its discretionary authority over PG&E's overall retail electric rates, and, after considering all of the evidence and positions of the parties in this proceeding, we find that the provisions concerning the regulatory asset, which will comprise approximately 5.4% of PG&E's retail electric rates, are just and reasonable.

          As Southern California Edison Co. v. Peevey, supra, 31 Cal.4th at 792 makes clear, we have the inherent authority to enter into binding settlements where we are not limited by state law.  The Commission’s settlement with SCE was approved by a federal district court's stipulated judgment, and the California Supreme Court upheld our right to enter into and be bound by the settlement even without hearings, a written decision with findings, and a vote in a public meeting. Id. at 805.13

          In the present case, the settlement, as modified and clarified by this decision, is consistent with state law.  We have held a hearing, issued a written decision with findings, voted in a public meeting and modified and clarified provisions in the PSA to make the settlement, as modified, fair, just and reasonable and in the public interest.  To ensure that these modifications and clarifications are part of the  Settlement Plan and the Confirmation Order, we  clarify that any references in the MSA to the “Settlement Plan”or “Confirmation Order” are references to the Settlement Plan and/or  Confirmation Order, which adopt, incorporate or reflect the MSA.  Further, we require as a condition to our enterring into the MSA that this decision (without any concurrences, dissents, or its appendices) be attached to the MSA as an appendix and that Paragraph 27 of the PSA be modified to explicitly state the attached Commission decision reflects the understanding of the parties to the settlement.  Accordingly, with these modifications  and clarifications, we find that we can enter into the MSA and bind future Commissions.

C.  Jurisdiction of the Bankruptcy Court

The clause of the PSA regarding the jurisdiction of the Bankruptcy Court is paragraph 22.

22. Enforcement.  The Parties agree that the Court shall retain jurisdiction over the Parties for all purposes relating to enforcement of this Agreement, the Settlement Plan and the Confirmation Order.

          The present case is not the usual case where the Commission issues its decisions involving public utilities' rates.  We are in an extraordinary situation involving PG&E's bankruptcy.  Under sections of the United States Code and the Bankruptcy Code, 28 U.S.C.  §§ 157(b), 1334, and 11 U.S.C. § 1129, the Bankruptcy Court has jurisdiction over the plan of reorganization, which must be confirmed in order to get PG&E out of bankruptcy. By agreeing to this settlement, as modified and clarified, it is our intent to present the Bankruptcy Court with a plan that is lawful under state law and that the Court will be able to confirm.

          We also recognize that the Bankruptcy Court must have jurisdiction over the parties to enforce the agreement, the settlement plan and the Court’s own confirmation order.  Under sections of the United States Code and Bankruptcy Code, 28 U.S.C. §§ 157(b), 1334, and 11 U.S.C. § 1142, the Bankruptcy Court has jurisdiction over the implementation of the bankruptcy plan.  As discussed above, we have required modifications and clarifications to the PSA in order for it to be consistent with state law and to be just and reasonable.  Having done so, we may bind the Commission to an agreement that is part of the settlement plan before the Bankruptcy Court.  Just as the Commission was bound by the settlement with SCE and the federal district court can enforce the stipulated judgment (which adopted the settlement), the Bankruptcy Court can enforce the modified settlement agreement to the extent that it becomes part of the settlement plan approved by the Bankruptcy Court's confirmation order.

          Contrary to the views of opponents of the PSA, the Bankruptcy Court's potential enforcement of the agreement (as modified), the settlement plan incorporating the modified agreement and the Court’s confirmation order, in no way means that the Bankruptcy Court will be deciding PG&E's rates or services for the next nine years or supplant the California appellate courts from their judicial review of Commission orders involving PG&E.  As discussed above, the modifications we have required to the PSA will result in the Commission retaining the authority over PG&E's rates and services subject to judicial review in the California appellate courts.  Except for its enforcement of the specific provisions in the settlement, as modified, the Bankruptcy Court will not be supervising the Commission's determinations as to PG&E's rates and services.

          For the most part, after the Bankruptcy Court confirms the plan of reorganization, the Bankruptcy Court no longer supervises or protects the debtor. See Southwest Marine Inc. v. Danzig (9th Cir. 2000) 217 F.3d 1128, 1140.  As the Bankruptcy Court stated with regard to the Commission’s plan of reorganization, the Bankruptcy Court "is being asked to enforce the reorganization agreement.  Nothing more… I see this Court's role as more limited than PG&E's counsel predicts."  The Bankruptcy Court gave limited examples where it could find the Commission would be in breach of the reorganization agreement, but the Court recognized the Commission’s " historic practice for [authorizing the] recovery of prudently incurred costs," and stated that only a departure from this practice for the “recoverable costs in the agreement” could be a breach. (Exhibit No. 122, Exhibit C, pp. 6-10-6-11.)

          PG&E concedes that the PSA would not result in the Bankruptcy Court sitting as a super appellate court over the Commission decisions affecting PG&E.  Moreover, our modification to the PSA, which strikes Paragraph 6 from the PSA, requires PG&E to omit from the bankruptcy settlement plan Paragraph 6’s restrictions on the Commission’s authority over dividends or stock repurchase practices.  In addition, in order to be consistent with state law and to mitigate potential adverse effects on PG&E ratepayers, in this decision we have modified and clarified various other provisions of the PSA, which could otherwise have arguably restricted the Commission’s overall authority to set rates for PG&E.    Under these circumstances, it is justifiable for the Commission to agree to the enforcement provisions in paragraph 22, and for the Bankruptcy Court to have jurisdiction to enforce the MSA, the settlement plan incorporating the MSA, and the Court’s confirmation order based upon the MSA.

D.  Consistency with Assembly Bill 1890 and § 368(a)

          At one time there was uncertainty as to whether AB 1890 had limited the Commission’s authority to allow PG&E to recover all of the wholesale power costs it had booked into its Transition Revenue Account (TRA), or all of its uneconomic generation-related costs in its TCBA.  The uncertainty was due to the AB 1890 provision (i.e. § 368(a)) putting the utilities at risk for those costs not recovered by the time that the AB 1890 rate freeze ended (i.e., no later than March 31, 2002).

          All parties recognize that there no longer is any uncertainty about the Commission’s authority to allow PG&E’s recovery of its TCBA balance because AB 6X restored the Commission’s ratemaking authority over generation-related facilities owned by the public utilities under our jurisdiction.  As the California Supreme Court held in Southern California Edison Co. v. Peevey, supra, 31 Cal.4th at 793, “after the enactment of AB 6X in 2001,...PUC was authorized to approve rates allowing SCE to recover the costs….”  Referring to AB 6X as a “major retrenchment from the competitive price-reduction approach of AB 1890,” the Court found that AB 6X reemphasized “PUC’s duty and authority to guarantee that the electric utilities would have the capacity and financial viability to provide power to California consumers.”

          The Commission has the authority to allow the utilities to recover their prudently incurred generation-related costs, because AB 6X eliminated AB 1890’s market valuation requirement for the utilities’ retained generation assets and AB 6X  "allowed PUC to regulate the rates for power so generated pursuant to ordinary  ‘cost-of-service’ ratemaking.”  (Id. at 795.)  Due to the restoration of the Commission’s ratemaking authority over these assets, AB 6X “largely eliminated the category of  ‘uneconomic’ generating asset costs” and, therefore the limit in § 368(a) “no longer applies to the generation-related costs of the utilities.” Id.

          In view of the California Supreme Court’s recent decision finding that AB 6X made § 368(a) inapplicable to the utilities’ unrecovered costs, it is clear that the Commission’s authority to allow PG&E to recover the balance in its TCBA is not limited by AB 1890.

          TURN argues that under basic principles of utility ratesetting, ratepayers cannot be forced to contribute capital to a utility and utilities are not entitled to earn a return on their expenses.  (TURN Op. Br. p. 11-13.)  We do not agree that that principle applies to this settlement.  In Diablo Canyon, (1988) 30 CPUC 2d 189, and subsequent decisions for the nuclear powerplants owned by PG&E, SCE, and SDG&E, the Commission approved incremental cost incentive pricing that allowed the utility to recover its operating expenses on the basis of operating performance rather than actual cost, thus allowing the utility to recover more than its actual operating expenses if performance exceeded benchmarks.  As we discussed above, in Southern California Edison Co. v Peevey, supra, 31 Cal. 4th at 793, the Court reemphasized the Commission’s duty and authority to guarantee that the electric utilities would have the capacity and “financial viability to provide power to California customers.”  (Emphasis added.)

VI.   Whether the Proposed Settlement Agreement Is
        in the Public Interest

A.   Adequacy of a Settlement Proposal in Achieving
      Feasible Plan of Reorganization

          The Bankruptcy Code requires any plan of reorganization to be feasible – to allow a debtor to successfully emerge from bankruptcy.  To be feasible, a proposed plan must be such that if implemented it will leave the debtor in a situation where it is not likely that the reorganization will be followed by unanticipated liquidation or further reorganization:

Before the bankruptcy court may confirm a plan of reorganization, 11 U.S.C. § 1129(a)(11) requires that it find that the plan is not likely to be followed by unanticipated liquidation or further reorganization.  In other words, the plan must be feasible.  Under this feasibility test, the bankruptcy court must look to the plan’s projected income, expenses, assets and liabilities and determine whether the plan will leave the estate financially stable.   In re Pizza of Hawaii, Inc., 40 B.R. 1014, 1017 (D. Hawaii 1984).

            A necessary corollary of this requirement is the requirement that the provisions of any proposed plan of reorganization can, in fact, be implemented:

[T]he feasibility test contemplates the probability of actual performance of the provisions of the plan. Sincerity, honesty, and willingness are not sufficient to make the plan feasible, and neither are any visionary promises. The test is whether the things which are to be done after confirmation can be done as a practical matter under the facts.  In re Clarkson, 767 F.2d 417, 420 (8th Cir. 1985).

          It is the Bankruptcy Court which ultimately will determine whether any given proposed plan is feasible.  And it is clear that the Commission should not authorize any settlement unless the Commission believes that the settlement is likely to result in a feasible plan.  For the reasons detailed below, the MSA satisfies this requirement.

1.  The MSA Will Allow PG&E to Emerge Promptly From Bankruptcy

          The MSA14 is fair, just and reasonable and in the public interest.  First, it adopts the regulatory asset and the cash allowances of the PSA, and therefore will pay creditors in full, and improve PG&E’s credit metrics.  Second, the MSA calls for the amortization of the regulatory asset “mortgage style” over nine years.15  Third, it offers the state significant environmental benefits.16  Fourth, it provides for reduction of the regulatory asset on account of any refunds obtained from energy suppliers.  Finally, it contains PG&E’s commitment not to unilaterally attempt to disaggregate for the life of the plan.17

          There are provisions in both the PSA and the MSA that enhance PG&E’s fiscal soundness.  These elements are: the ratemaking treatment associated with the regulatory asset;18 the assurances of recovery of headroom within a certain range19 in 2003;20 acknowledgement by the Commission that the URG rate base established by D.02-04-016 shall be deemed just and reasonable and not subject to modification;21 imputation of a capital structure to PG&E;22 and a Commission commitment not to discriminate against PG&E as compared with other utilities.23  Further elements of both the PSA and the MSA enhancing the attractiveness of the Settlement Plan to rating agencies are the assured recovery of the full amount that PG&E sought in the ATCP,24 and the dismissal with prejudice of PG&E Corporation (PG&E’s parent) from the Commission’s Holding Company OII as to past practices.25  With those financial and regulatory benefits in place we are confident PG&E will be able to emerge from bankruptcy and continue to provide safe, reliable service.

2.  The Rating Agencies (S&P and Moody’s)

          PG&E says that it is essential that PG&E’s credit be rated investment-grade upon emergence from bankruptcy.  It believes that these entities’ blessing of the plan, through the assignment of investment-grade credit ratings, is crucial to feasibility.  PG&E’s witnesses testified:  “It is critical for PG&E to meet at least minimum investment-grade ratings”26 if emergence is to take place at all. “PG&E needs access to the liquidity and efficiency of the investment grade debt market in order to raise the approximately $8 billion required to emerge from Chapter 11.”27

          Investment-grade credit ratings are important not only to achieving a feasible plan of reorganization, but also to ensuring on an ongoing basis that PG&E can reliably and efficiently raise capital to finance construction of new infrastructure, accommodate seasonal fluctuations in cash collections and disbursements, and meet its obligations to serve customers.28 “Continuous access to the capital markets and access to low cost capital facilitates the funding of power procurement activities as well as the capital expenditures necessary to sustain the safety and reliability of a utility’s operations.”29

          Among the important longer-term benefits PG&E and ratepayers can expect from PG&E obtaining creditworthy status are a lower cost of debt.30  Because there would be a greater amount of capital available and a lower risk associated with investment grade debt compared to junk-rated debt, the cost of investment grade debt is considerably less.  As shown in the testimony of Paul J. Murphy (Chapter 7), PG&E’s ability to issue investment grade debt under the Settlement Plan saves ratepayers approximately $2.1 billion in interest costs over 10 years (compared to junk-rated debt).”31  Thus the lower cost of a utility’s debt translates into lower rates, all else being equal.32

          There would also be lower transaction costs associated with an investment grade rating.33  A company that is non-investment grade must generally post collateral to engage in purchase transactions.  “Investment grade credit ratings are critical for activities such as power procurement; without investment grade ratings, PG&E would need to post additional collateral, further increasing its cost of operations.”34  “To acquire firm pipeline capacity, PG&E recently had to post nearly $20 million of collateral, representing three months of payments.  Had PG&E been investment grade, it would not have had to post collateral.”  Moreover, a utility with a “junk bond” rating would likely have to provide security or put up cash as collateral in various contracts (such as for energy supply) or to meet certain regulatory commitments (such as environmental remediation requirements).  “Indeed, under such conditions, energy procurement through long-term contracts, even if accessible to a weak utility, creates a new set of problems.  If they include mark-to-market provisions, periodic market swings could jeopardize the utility’s remaining but limited credit capacity.  In addition, a financially-weak utility would inevitably face less favorable terms at higher cost and for a more limited duration.”35

          Also investment grade credit ratings for PG&E should require lower working capital requirements,36 should facilitate the construction of new power supplies for its customers,37 and are crucial in order for PG&E to carry out its public purpose responsibilities in an appropriate manner in the future.”38  And, as witness Murphy notes: “[t]he utility industry is capital-intensive.  PG&E’s financial forecast highlights this fact with regard to PG&E:  over $8 billion of capital expenditures are expected during the next five years.  Ease of access to the debt market on reasonable terms to fund such expenditures serves the interests of customers as well, since investment-grade debt is significantly more economical than non-investment-grade debt.”39  Staff Witness Paul Clanon concurred, concluding that “[n]on-investment grade credit ratings are bad for ratepayers.”40 Thus adopting a long-term goal of maintaining and improving PG&E’s credit ratings is good public policy and indeed it is the Commission’s "duty and authority to guarantee that the electric utilities would have the capacity and financial viability to provide power to California consumers." Southern California Edison Co. v. Peevey, supra, 31 Cal. 4th at 793.

Fairness and Reasonableness

1.  Relationship of Settlement to Parties’ Risks of
    Achieving Desired Results

          For more than three years, the Commission and PG&E have been in continuous litigation against each other before the state appellate courts, the federal courts, and the Bankruptcy Court.  A settlement between PG&E and the Commission would end this litigation and resolve claims totaling billions of dollars made by PG&E against the Commission and ratepayers.

          Prior to the settlement, both the Commission and PG&E faced risks and consequences depending on the outcome of PG&E’s litigation claims and proposal to disaggregate itself through the asserted preemptive authority of the Bankruptcy Court.  On the one hand, PG&E filed a complaint in federal court seeking authority to recover billions of dollars of undercollected costs (which PG&E now estimates at $11.8 billion) from retail ratepayers and to transfer its assets outside the regulatory reach of the State of California.  On the other hand, the Commission and other agencies of the State, including the State Attorney General, continue to fight PG&E’s proposals, vowing to carry their opposition beyond the federal trial court and Bankruptcy Court to the highest appellate levels.  In addition, the Commission had proposed an alternative plan of reorganization in the Bankruptcy Court, and had obtained the support of the OCC for its alternative plan.  PG&E just as vigorously opposed the Joint Amended Plan, and threatened to carry its opposition to the highest appellate levels.  There was skepticism regarding the feasibility of either plan of reorganization.  The litigation costs incurred by both sides were enormous, and threatened to mount to even higher levels, given the likelihood of additional appellate litigation.  In short, both parties faced enormous risks that they would fail to achieve their desired results unless they reached a settlement.

2.  Risk, Expense, Complexity, and Likely Duration
       Further Bankruptcy Litigation

          From the perspective of the Commission and ratepayers, the risks of continued litigation in PG&E’s bankruptcy proceeding and the federal court are that some combination of the Bankruptcy Court and federal district and/or appellate courts ultimately may approve PG&E’s request for injunctive relief, as well as its proposal to disaggregate its traditional utility business into four separate entities, three of which would be permanently outside the jurisdiction of the Commission.  The U.S. Court of Appeals for the Ninth Circuit has recently ruled against PG&E’s argument on express preemption issues. See Pacific Gas and Electric Co. v. People of the State of California (9th Cir. 2003) 2003 U.S. App. LEXIS 23568.  However, even if there is no express preemption a Bankruptcy Court judge has affirmed the right of the Bankruptcy Court to impliedly preempt the Commission where necessary to implement a financially viable plan.  (Memorandum Decision Regarding Preemption and Sovereign Immunity, February 7, 2002, In Re. Pacific Gas and Electric Company, Bankruptcy Case No. 01‑30923DM, United States Bankruptcy Court, Northern District of California.)41

          Moreover, the Commission’s costs and delays of further litigating against PG&E are likely to be massive, given the possibility of appeals through several layers of the federal court system, possibly all the way to the U.S. Supreme Court.  On the other hand, PG&E faces similar risks, expenses, and delays.  Even if it were to prevail in persuading the Bankruptcy Court to impliedly or expressly preempt state law and in so doing limit the Commission’s jurisdiction, the Commission has vowed to appeal and further challenge PG&E’s plan through the courts.  If PG&E were not to prevail, the Joint Amended Plan would reduce the amount of money sought by PG&E.

          In short, further litigation between PG&E and the Commission in and beyond the Bankruptcy Court would be costly, complex and lengthy, potentially delaying any resolution as the case winds its way through the federal appellate court system, no matter who prevails at the trial court level.

3.  Reasonableness of Settlement of Other
                    Claims and Litigation

          PG&E presented testimony that identified $11.8 billion in unrecovered costs of utility service which it claims are to be recoverable from retail electric ratepayers.  (Exs. 120 and 120c, PG&E/McManus.)  PG&E asserts that it is likely to prevail on its claims before the Commission and/or the state and federal courts. (Exs. 120, 120c, 121, PG&E/McManus.)  PG&E cites the ruling of Judge Walker in PG&E v. Lynch, which held that the “cost of wholesale energy, incurred pursuant to rate tariffs filed with FERC, whether these rates are market-based or cost‑based, must be recognized as recoverable costs by state regulators and may not be trapped by excessively low retail rates or other limitations imposed at the state level.”  (Ex. 120 and 120c, PG&E/McManus.)   PG&E also presented testimony on its claims for cost recovery under state law.  (Ex. 120 and 120c, PG&E/McManus.)  This testimony asserts that even if its undercollected costs are not classified as wholesale costs protected by the Filed Rate Doctrine under federal law, the costs are still legitimate costs of utility service that PG&E is legally entitled to recover in full from retail ratepayers under California state law.

          The Commission staff presented testimony arguing that PG&E was unlikely to prevail in PG&E v. Lynch.  (Ex. 122, p. 17, CPUC Staff/Clanon.)  The staff relied on the testimony of an expert who argued that Judge Walker’s ruling was incorrect.  The Commission staff estimated that the net present value of the estimated ratepayer contribution to the settlement would be $7.129 to $7.229 billion.  (Ex.122, p. 9, CPUC Staff/Clanon.)42  The components of these ratepayer contributions use the same time frames and components that PG&E used to estimate its claims, i.e. the period from the beginning of the energy crisis to the present.  This period treats PG&E’s 2001 and 2002 pre-tax headroom revenues under the Commission’s surcharge revenue decisions as a ratepayer contribution under the settlement.  The Commission staff then quantified the net present value of the regulatory asset, including the costs of taxes and return on the asset.  Using the Commission staff’s estimate of ratepayer contributions, the proposed settlement would allow ratepayers to settle PG&E’s $11.8 billion in pre‑settlement claims at a cost of $7.1 to 7.2 billion, or about 60 cents on the dollar, with PG&E giving up $4.6 billion in claims.

          In its testimony, ORA questioned the accuracy of PG&E’s calculation of undercollected costs in light of headroom revenues reported in PG&E’s regulatory balancing accounts.  (Ex. 139, ORA/Reid, Danforth; Ex. 187, ORA/Bumgardner.)  By ORA’s calculation, PG&E had collected $694 million more in headroom revenues during 2001- 2002 than PG&E estimated in its testimony. (Ex. 187, ORA/Bumgardner.)  In response, PG&E said that the difference between ORA and PG&E was that ORA did not take into account anticipated additional costs or reductions in revenue that PG&E had accrued and reported in its SEC financial reports under generally accepted accounting principles (GAAP), but that had not yet flowed through PG&E’s regulatory balancing accounts.

          ORA estimated the ratepayer contribution under the settlement using the same time frame and components as Commission staff, to be in the range of $9.0 to $9.1 billion, $1.9 billion higher than Commission staff.  (Ex. 139, ORA/Reid, Bumgardner; Ex. 187, ORA/Bumgardner.)  ORA estimated the amount of headroom received by PG&E in 2001 and 2002 to be $694 million more than PG&E’s estimate.  Additionally, ORA computed the net present value of the regulatory asset to PG&E to be only $1.5 billion.

          The only other parties presenting any detailed testimony on the strength and quantification of PG&E’s claims were The Utility Reform Network (TURN) and the City and County of San Francisco (CCSF).  TURN’s testimony relied primarily on the legal position taken by the Commission staff’s outside expert as well as the position TURN itself took before the California Supreme Court in the SCE case.  TURN also alleged that PG&E’s estimate of undercollected costs was inflated.  CCSF assumed that PG&E’s undercollected procurement costs should be netted against $2.5 billion in power generation revenues identified in the same exhibit.  (Ex. 138, p. 6, CCSF/Barkovich.)

          PG&E argues that although it is possible for the Commission to quantify the amount of PG&E’s various claims that the utility would be giving up under the settlement, it is not so easy to compare those claims to the costs ratepayers would bear under the settlement.  This is primarily because before any comparison can be done, the costs of the settlement to ratepayers must be netted against the quantifiable and unquantifiable benefits that ratepayers will receive directly from the settlement itself.  In this regard, one of the direct and quantifiable benefits to ratepayers under the settlement is that they receive over $670 million a year in estimated rate relief effective January 1, 2004, and as much as $2.1 billion in interest cost savings over the next ten years.

          The record demonstrates that PG&E has asserted total claims of approximately $11.8 billion, and that the ratepayer costs of the Settlement Agreement, using the Commission staff’s calculations, are about 60% of those claims.  This comparison does not include the direct, positive benefits ratepayers will obtain if this matter can be settled.  Those benefits include immediate rate reductions; the ability of the Commission to regulate PG&E on an integrated, cost of service basis; and the environmental and public interest benefits offered by PG&E.  PG&E’s forgoing its unilateral attempt to transfer valuable utility assets to unregulated affiliates, and its land conservation commitments are not readily quantifiable, but they are nonetheless real and valuable.  This comparison shows that the ratepayer dollar settlement is fair and reasonable when compared to the claims PG&E would waive and release.

          The PSA states in Section 15 (Fees and Expenses): “PG&E shall reimburse PG&E Corporation …for all of (its) professional fees and expenses incurred in connection with the Chapter 11 Case.”  Also: “PG&E shall not recover any portion of the amounts so paid or reimbursed to PG&E Corporation in retail rates; rather, such costs shall be borne solely by shareholders through a reduction in retained earnings.”  Because there is conflicting evidence in the record regarding whether ratepayers would, in fact, directly or indirectly pay PG&E Corp’s “professional fees and expenses incurred in connection with the Chapter 11 Case”, we must ensure that the Commission’s intent of the settlement - that ratepayers do not bear these costs - is satisfied.  In Joint Reply Comments of TURN and PG&E on the Alternate Decisions of Assigned Commissioner Peevey (filed December 15, 2003), these parties state that, with regard to professional fees and expenses in connection with the Chapter 11 case, they “agree that the provision for PG&E to reimburse PG&E Corporation should be deleted from the Settlement Agreement.”  We shall make this change.

          Further, TURN and PG&E state: “In addition, as a condition precedent to the Commission executing the Settlement Agreement, PG&E Corporation should agree in writing that it will not seek reimbursement of such professional fees and expenses through the Bankruptcy Court.”  PG&E and TURN also state:  “To the extent that PG&E’s not reimbursing PG&E Corporation results in PG&E having more cash available at emergence from Chapter 11, this cash should be used to pay valid creditor claims and reduce the amount PG&E has to borrow.”  With all of these clarifications, we believe that PG&E ratepayers will not pay for PG&E Corporation litigation costs.  It is our intent that ratepayers not pay any of these costs, nor costs of any other PG&E unit aside from the utility itself.

4.  Reasonableness of Rates

          Analysis of the reasonableness of the settlement must begin with the rates themselves.  The proposed rates under the PSA were originally forecasted to be:43

	Current	2004	2005	2006	2007	2008
Bundled Rate (cents/Kwh)	13.87	13.36	13.32	13.16	13.18	12.92

          The initial revenue reduction in 2004 was updated by PG&E, which more recently forecast the revenue reduction in 2004 to be approximately $670 million, resulting in a projected 12.91 cents per kWh rate for 2004. (Ex. 117b, p.10-3.)

          In evaluating the rate impacts of a settlement it is important to bear in mind that the ratemaking process contains significant elements of art as well as science.  All ratemaking proceedings are inherently complex undertakings that require many judgment calls.  Projected system average rates under the settlement are expected to be lower than current rates.  Rates under the settlement agreement lie between the rates ratepayers would see under PG&E’s disaggregation plan and the Joint Amended Plan were either to be implemented.  (Ex. 122, p. 10, Staff/Clanon)  Accordingly, as to anticipated rates, the MSA satisfies our concern that the settlement fall within the “reasonable range of outcomes” that would result had the case proceeded to trial.  (See, Southern Calif. Edison Co., D.02-06-074.)

          In any case, the MSA will not be a major driver of PG&E’s rates in the near term.  The costs associated with the MSA – principally the costs associated with the regulatory asset – are only a small share of PG&E’s total costs, and are dwarfed even by such relatively small cost components as transmission costs.  The proposed rate reduction is reasonable.

5.  Adequacy of Representation In the Settlement Process

          The PSA was negotiated by staff of the Commission, under the judicial supervision and mediation of a United States Bankruptcy Court judge.  According to the judge, “…[Y]ou should know that the staff of the Public Utilities Commission, who participated in the settlement process, in my opinion, displayed diligence, competence and professionalism.  I do not believe that they overlooked opportunities to reduce costs to ratepayers, even as they agreed that the company should be restored to financial health.”  (Ex. 146, p.2.)

          The presence and involvement of Commission staff was adequate for three reasons.  First, there is no question regarding the motives, independence, or professional competence of the governmental representatives in the negotiations.  Second, the Commission staff has represented the Commission in the Bankruptcy Court on the Commission’s own plans of reorganization for PG&E.  Finally, the Commission staff has played a prominent role in representing the Commission before the Legislature, the investment community, the rating agencies, and other constituent groups throughout the California energy crisis.  We do not doubt the technical, financial, and ratemaking expertise of the Commission staff.

          PG&E argues that the active participation of an independent, competent Commission staff in the settlement is a significant indication of the overall reasonableness and fairness of the PSA.  In addition to the Commission staff, other governmental participants have endorsed the environmental provisions of the PSA, particularly the Land Conservation Commitment. (Ex. 181.)

          Considering adequacy of representation in a different manner, whether or not representation was adequate in the bankruptcy settlement negotiations is now moot because the fairness of the PSA has been examined in this proceeding.  In this investigation, where we approve a MSA, it is clear that ratepayers have been adequately represented by, among others, ORA, TURN, Aglet, and CCSF.  We find that the Commission and ratepayers had adequate representation in the settlement process.

7.  Release of PG&E Corporation

          Paragraph 10 of the PSA states in part:  “PG&E and PG&E Corporation, on the one hand, and the Commission on the other, will execute full mutual releases and dismissals with prejudice of all claims, actions or regulatory proceedings arising out of or related in any way to the energy crisis or the implementation of AB 1890 listed on Appendix C hereto.”  CCSF says the release language should be modified to exclude PG&E Corporation.  It believes there is no need for any release of claims against PG&E Corporation in this proceeding, because such claims have nothing to do with helping PG&E resolve its bankruptcy.  More importantly, it contends, the Commission currently has no pending proceedings against PG&E Corporation and certainly none that are listed in Appendix C.  Nor has PG&E Corporation any claims against the Commission.  CCSF argues that this release goes not to the Commission’s claims, but to the pending actions against PG&E Corporation brought by the California Attorney General and the City and County of San Francisco in the Superior Court.  The Commission, CCSF maintains, should not provide PG&E Corporation with this very significant release as PG&E Corporation is not providing any consideration for the proposed release.

          We will not accede to CCSF’s request.  It is not a party to this settlement and it is not covered by the mutual releases; the Commission is not a party to the Superior Court action.  Our objective in agreeing to mutual releases is to settle all matters between the settling parties (and no others) and return to a regulatory relationship not burdened with extraneous claims which, by paragraph 10, we now relegate to history.

          We clarify, however, that the MSA does not release any claims, which are held by parties other than PG&E and the Commission, against PG&E Corporation or its directors, through the dismissal of PG&E Corporation from Commission proceedings (e.g., the Holding Company OII) or otherwise. We further clarify that the Commission’s dismissal and release of PG&E Corporation in no way affects the Business and Professions Code §17200 Law Enforcement Actions brought by the California Attorney General and CCSF and these actions are not “derivative” of the Commission’s rights.

C.  Public Interest

1.  The Regulatory Asset

          The regulatory asset has been described above.  It is $2.21 billion amortized over nine years.  It was sized to provide for the revenue, cash flow, and capital structure requirements that will enable PG&E to emerge from bankruptcy as an investment grade company.  This asset, when combined with the headroom, provides a $7.2 billion ratepayer contribution (exclusive of direct and indirect ratepayer benefits under the PSA).  (Ex. 122, p. 8.)  As we have discussed above, this is a reasonable compromise of the economic differences of the proponents of the PSA.  We also recognize that the settlement provides for net-of-tax generator refunds or offsets received by PG&E in 2003 or thereafter, which may offset dollar for dollar the amount of the regulatory asset.  (PSA ¶ 2d) This is a further potential benefit for ratepayers.   We understand that these generator refunds or offsets are not "headroom" under the settlement and will be applied solely to reduce the regulatory asset.

          This further feature of the design of the regulatory asset is also in the public interest with the following clarification.  At the time that there no longer is any outstanding balance for the regulatory asset (e.g., after the nine-year amortization or earlier if it is replaced with a dedicated rate component), the Commission will determine how PG&E shall refund or credit to the benefit of its ratepayers any further refunds, claim offsets or other credits from generators and other energy suppliers (e.g., El Paso Natural Gas Company) to the extent that PG&E subsequently receives or realizes these refunds, claim offsets or other credits or has not otherwise  credited them against the regulatory asset.

2.  Headroom

          The PSA’s definition of headroom is:

“PG&E’s total net after-tax income reported under Generally Accepted Accounting Principles, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy – related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of PG&E’s 2003 general rate case (A.02-09-005 and A.02-11-067).”

          The Commission’s definition of headroom is found in Re Proposed Policies, etc., (1996) D.96-12-076, 70 CPUC 2d 207:

“Freezing rates stabilizes collected revenues (subject to sales variation), and declining costs create “headroom,” i.e., revenues beyond those required to provide service, that can be applied to offset transition costs.  The utilities’ reasonable costs of providing service are currently identified as their authorized revenue requirements.  (70 CPUC 2d at 219.)

“In general, headroom revenues consist of the difference between recovered revenues at the frozen rate levels (including the reduced rate levels for residential and small commercial customers beginning in 1998) and the reasonable costs of providing utility services, which for convenience we refer to as the authorized revenue requirement.”  (70 CPUC 2d at 223.)

          Clearly, the PSA definition is not the same as the Commission’s definition.  Nevertheless, the Commission will adopt the definition in the PSA with the clarification that this definition is not intended to and does not affect DWR’s rights under Assembly Bill (AB) 1X or the Rate Agreement, including DWR’s property rights to all revenue collected and remitted  by PG&E  for DWR’s Power Charges and Bond Charges in accordance with Commission orders.

          In addition, we further clarify that for purposes of calculating the headroom for 2003 (including the amount beyond the $875 million cap) , in no event may the  litigation costs, bankruptcy-related costs or any other costs of PG&E Corporation or of any other PG&E affiliate be included in the determination of the headroom amount nor may any retention bonuses of PG&E’s directors, officers, managers or any other employees be included in such a determination.  When PG&E submits its filing to the Commission to implement the MSA, PG&E must demonstrate to the satisfaction of the Commission that PG&E has fairly and accurately accounted for the headroom, including compliance with these clarifications.  Any headroom revenues in 2003, which the Commission determines are in excess of the $875 million cap for 2003 must be credited to PG&E’s ratepayers.  Rather than attempt here to resolve potential disputes about headroom calculations, as ORA suggests, the Commission can address the disputes, if any, at the time of PG&E’s filing with the Commission.

          The MSA contemplates the use of headroom collected from ratepayers through December 31, 2003 to be used to facilitate the financing of the plan.  The MSA also contemplates that retail rates will be reduced on January 1, 2004, eliminating the collection of additional headroom.  To the extent that rates are not reduced on January 1, 2004, and that additional headroom is collected from ratepayers on and after that date, such headroom shall be refunded to ratepayers under a method to be determined later by the Commission.

Dividends

6.    Dividend Payments and Stock Repurchases.  The Parties acknowledge that, for the Parent, as PG&E’s shareholder, to receive the benefit of this Agreement, both PG&E and its Parent must be able to pay dividends and repurchase common stock when appropriate.  Accordingly, the Parties agree that, other than the capital structure and stand-alone dividend conditions contained in the PG&E holding company decisions (D.96-11-017 and D.99-04-068), the Commission shall not restrict the ability of the boards of directors of either PG&E or PG&E Corporation to declare and pay dividends or repurchase common stock.

          As discussed above, this paragraph is not in the public interest and is stricken.  It says the Commission “shall not restrict” PG&E from paying dividends or repurchasing common stock.  There are numerous possibilities during the next nine years as to reasons why parties could challenge the reasonableness of PG&E's dividend practices or PG&E's rates.  For example, it is possible that during the next nine years, PG&E may engage in unreasonable and imprudent conduct.  Depending upon the size of the disallowance of costs, this could limit PG&E's ability to collect revenues from its ratepayers that would be necessary for dividend payments.  PG&E also may be financially unable to perform all of its public service obligations under section 761 of the Public Utilities Code if it paid unreasonably high dividends.  Under either of these examples, Paragraph 6 of the PSA could restrict the Commission from ruling against PG&E concerning any allegations of unreasonable dividend practices.  There are many other possibilities where this issue could arise during the nine years.

          Paragraph 6 is not reasonable and is not in the public interest, because it is unreasonable to expect the Commission to agree blindly (i.e, without knowing all future circumstances) to preclude future Commissions from deciding potential issues, if any.  We do not have a record in this proceeding to support whether future dividend practices or stock repurchasing practices are reasonable or unreasonable.  Further, the Commission cannot know at this time if, in the future, parties will raise issues relating to the reasonableness of PG&E's dividend practices or PG&E's rates, or the prudency or legality of PG&E’s conduct which could limit PG&E’s ability to collect revenues necessary for dividends.  We cannot know if due to its dividend practices in the future, PG&E were to have insufficient funds to perform its public service obligations.  It is therefore unreasonable and not in the public interest to have a provision in the PSA for the Commission to effectively decide these future hypothetical issues in PG&E’s favor without any record to support it.

          As discussed above, under traditional cost-of-service ratemaking, PG&E should be able to provide dividends or repurchase common stock. PG&E and SCE lost their creditworthiness and stopped paying dividends during the energy crisis due to skyrocketing wholesale procurement costs and the uncertainty caused by AB 1890’s deviation from cost-of-service ratemaking.  However, as the California Supreme Court explained in Southern California Edison Co. v. Peevey, supra, 31 Cal.4th at 795, the passage of AB 6X in January 2001 “allowed PUC to regulate the rates for power so generated pursuant to ordinary ‘cost-of-service’ ratemaking.  PUC was thus authorized to permit SCE such recovery of past costs as necessary to render the utility financially viable and to ensure SCE would be able to continue serving its customers through electricity generated in its retained plants.”  The Court contrasted the “competitive price-reduction approach” of AB 1890 with the cost-of-service rate regulation restored by AB 6X, which reemphasized the Commission’s “duty and authority to guarantee that the electric utilities would have the capacity and financial viability to provide power to California consumers.”  Id. at 793.

          Therefore, we have every reason to believe that in all likelihood, under our cost-of-service ratemaking authority, PG&E will be able to declare and pay dividends and maintain investment grade credit ratings.  That being said, we cannot predict the future, and we find it unreasonable for a settlement provision to preclude the Commission from deciding in the future whether or not PG&E’s dividend or common stock repurchase practices are reasonable.

4.   Credit Rating

PSA paragraph 2g. states:

g.        The Commission recognizes that the establishment, maintenance and improvement of Investment Grade Company Credit Ratings is vital for PG&E to be able to continue to provide safe and reliable service to its customers.  The Commission further recognizes that the establishment, maintenance and improvement of PG&E’s Investment Grade Company Credit Ratings directly benefits PG&E’s ratepayers by reducing PG&E’s immediate and future borrowing costs, which, in turn, will allow PG&E to finance its operations and make capital expenditures on its distribution, transmission, and generation assets at a lower cost to its ratepayers.  In furtherance of these objectives, the Commission agrees to act to facilitate and maintain Investment Grade Company Credit Ratings for PG&E.

          As discussed above, we do not find any reason to modify this provision, and we agree that it is in the public interest for PG&E to achieve and maintain an investment grade credit rating.  Therefore, the Commission will act to facilitate and maintain such an investment grade credit rating for PG&E, which is part of the Commission's task in setting rates that are just and reasonable.  Quoting FPC v.  Hope Natural Gas Co., supra, 320 U.S. at 603, the California Supreme Court in 20th Century Insurance Company v. Garamendi (1994) 8 Cal.4th 216, 294 stated that the regulated entity has a legitimate concern that "there be enough revenue not only for operating expenses but also for the capital costs of the business.  These include service on the debt and dividends on the stock…[The return on equity] should be sufficient to assure confidence in the financial integrity of the enterprise, so as to maintain its credit and to attract capital."

          Consequently, the Commission is already obligated in setting just and reasonable rates to authorize a sufficient return on equity for the utility to maintain its creditworthiness.  To commit to act to maintain PG&E's creditworthiness, as provided in this paragraph 2.g., is consistent with the law.  However, as discussed above, we feel compelled to clarify that the Commission’s commitment does not require the Commission to guarantee such creditworthiness when there are factors threatening PG&E's investment grade credit rating besides the Commission's actions.  We may authorize a sufficient return on equity, but imprudence or unreasonable conduct by PG&E may be the cause of PG&E not maintaining its creditworthiness.  External forces in the marketplace may threaten PG&E's creditworthiness.  Therefore, we must clarify that this paragraph does not mean that the ratepayers will always have to pay higher rates to guarantee PG&E's investment grade credit rating.

          Indeed, we interpret this paragraph in this way, because we must also balance the consumers’ interests in setting just and reasonable rates.  20th Century Insurance Company v. Garamendi, supra, 8 Cal.4th at 294.  For example, we must take into account the imprudence or unreasonable costs of a utility when we set rates.  See City and County of San Francisco v. PUC (1971) 6 Cal.3d 119, 129.  If PG&E's own imprudence were to result in a disallowance that threatened PG&E's investment grade credit rating, it is PG&E's actions that would be responsible for this threat.  Therefore, we do not interpret this paragraph to require the Commission to pass along imprudently incurred costs to the ratepayers.

          As discussed above, however, we do not foresee this being a realistic problem in light of the decades in which PG&E and the other California utilities have had outstanding credit ratings, even when the Commission has on occasion disallowed imprudently incurred costs.

5.  Assignability of DWR Contracts

          Section 7 of the PSA provides for PG&E’s agreement to the assignment and legal and financial responsibility for the DWR Contracts, subject to certain conditions precedent, as discussed earlier.  Staff Witness Clanon testified that PG&E is currently dispatching most of these contracts and that it made sense from a policy perspective to put financial responsibility in with operational responsibility.  Inasmuch as DWR’s presence in the electricity power procurement business was an emergency measure, he further testified that such assignment was consistent with the Commission’s policy of getting DWR out of the business as quickly as possible.  (RT: 424: 2-19)  We conclude that it is in the public interest for DWR to get out of the business as quickly as possible, consistent with the conditions for assignment set forth in this provision.

6.  Environmental Matters

The Land Conservation Commitment(LLC)

          The PSA provides a substantially increased opportunity for environmentally beneficial use and access by the public to 140,000 acres of land associated with PG&E’s hydroelectric facilities (PSA ¶ 17), without compromising the ability of PG&E to generate electricity from those facilities.  In 1999 PG&E proposed to sell these lands to the highest bidder.  The PSA would remove forever that possibility, and replace the spectre of loss of public control with the promise of perpetual public access.  The PSA’s provisions for PG&E’s either donating theland or granting conservation easements go much further than simply maintaining the status quo – the people of California can look to a partnership of the environmental community, state and local governments, and environmental stewardship organizations to preserve the lands and improve public access where desirable.

          The proposed corporation and its governing board established in the PSA will ensure that PG&E complies with the requirement to donate the lands or grant conservation easements and will provide significant public (and Commission) oversight and participation into improvements made to the lands and the lands’ ultimate disposition.  Membership of the governing board would include representatives from PG&E, the Commission, the California Department of Fish and Game, the State Water Resources Control Board, the California Farm Bureau Federation, and three public members to be named by the Commission, plus others.  This board should play an historic role in the protection of California’s environment.  The PSA expressly provides that enhancements to the lands not interfere with PG&E’s hydroelectric operations, maintenance, or capital improvements.  Funding is provided by $70 million to be paid over ten years, to be recovered in retail rates.

(a)  The Stewardship Council

          Fourteen parties served testimony regarding the land conservation commitment taking a diversity of positions and making numerous suggestions for improvement.  Consequently, the presiding Administrative Law Judge (ALJ) encouraged the parties to resolve their differences through a stipulation.  The ALJ waived the notice requirements of Rule 51 (Stipulations).

          On September 25, 2003, Association of California Water Agencies, California Farm Bureau Federation, California Hydropower Reform Coalition, California Resources Agency, ORA, Regional Council of Rural Counties, State Water Resources Control Board, Tuolumne Utility District, U.S. Department of Agriculture-Forest Service, which are parties, and non-parties California Forestry Association, California Wilderness Coalition, Central Valley Regional Water Control Board, Mountain Meadows Conservancy, Natural Resources Defense Council, Northern California Council Federation of Fly Fishers, The Pacific Forest Trust, Inc., Planning and Conservation League, Sierra Club California, Sierra Foothills Audobon Society, Sierra Nevada Alliance, Trust for Public Land and U.S. Department of Interior-Bureau of Land Management presented to the Commission a “Stipulation Resolving Issues Regarding The Land Conservation Commitment” (the Land Conservation Commitment Stipulation (Ex. 181)), that implements Paragraph 17 and Appendix E of the Settlement Agreement and constitutes an enforceable contract among those parties.

          Several parties had indicated that the governing board of the Stewardship Council,44 as proposed in the PSA, would be more effective and representative if it was expanded to include the fuller array of interests and expertise of the public agencies, local government and trade associations, environmental organizations, and ratepayer organizations who have worked on the watershed land protection issue.  The stipulation provides that, after its formation, the by-laws will be amended to provide that, in addition to the five members provided for in the PSA, the governing board will include one representative each from the California Resources Agency, the Central Valley Regional Water Quality Control Board, Association of California Water Agencies, Regional Council of Rural Counties, California Hydropower Reform Coalition, The Trust for Public Land, ORA, and California Forestry Association.  (Ex. 181 ¶ 10(a).)  In addition, the U.S. Department of Agriculture-Forest Service and U.S. Department of Interior-Bureau of Land Management will together designate a federal liaison who will participate in an advisory and non-voting capacity.  The Commission will name three additional board members to further provide for public representation.  This board ensures that all of the key constituencies are represented in the development and implementation of the land conservation plan.

          The stipulation provides that decisions of the governing board will be made by consensus, that meetings will be public, and that there is a dispute resolution process.  The stipulation delineates a planning and assessment process that will examine all of the subject lands in the context of their watershed and county.  For each parcel, the plan will assess its current natural resource condition and uses, state its conservation and/or enhancement objectives, whether the parcel should be donated in fee or be subject to a conservation easement, or both, that the intended donee has the capability to maintain the property interest so as to preserve or enhance the beneficial public values, that the donation will not adversely impact local tax revenue, assurance that known contamination be disclosed, appropriate consideration of whether to split the parcel, a strategy to undertake appropriate physical measures to enhance the beneficial public values, a plan to monitor the impacts of disposition and implementation of the plan, and an implementation schedule.  Consistent with Appendix E to the PSA, the plan may also consider whether land “without significant public interest value” should be sold to private entities with few or no restrictions.  The stipulation does not alter § 851 authority.  Any proposed disposition will be presented to the Commission for public notice, hearing, and approval.  The stipulation is expected to enhance the existing environmental and economic benefits of the Watershed Lands and Carizzo Plains on an overall basis.

          We agree that the LCC as supplemented by the LCC stipulation will provide ratepayers with substantial benefits and is in the public interest.  PG&E will undertake a study of all of these lands to determine current public values, and to recommend strategies and measures to preserve and enhance such values in perpetuity.  PG&E will then implement such strategies and measures within six months after final receipt of all required government approvals no longer subject to appeal.  The planning process, including surveys and inspections of 140,000 acres, will likely cost $20 million or less (Ex. 127a, pp. 4-5, CHRC/Sutton), and thus the balance of the $70 million will be available to implement physical measures, such as planting of trees to enhance fish and wildlife habitat and water quality, construction or improvement of recreational access, and protection of Tribal or other historical sites.  The LCC limits the discretion of PG&E to take inconsistent action in future proceedings.

          The State Water Resources Control Board argues that the term “beneficial public values,” as used in Appendix C of the PSA, be modified to state that any agricultural, sustainable forestry and outdoor recreation uses on transferred lands “must be environmentally sensitive.”  (SWRCB Op. Br. at 6.)  PG&E opposes this modification, it argues that the term “environmentally sensitive” is hopelessly vague and, rather than clarifying the land conservation commitment, would only result in more confusion and debate.  It asserts that the language in Appendix E has been crafted to give the Stewardship Council direction and the flexibility to determine how best to preserve and enhance the beneficial public values of the lands.  The combination of state agency representation on the governing board with consensus voting, as well as the Commission’s § 851 approval process and CEQA review, will ensure that recreational uses that unduly harm the environment are not permitted.  We agree with PG&E’s reasoning.

(b)  Environmental Opportunity For Urban Youth

          The Greenlining Institute has asked us to expand the LCC to address the needs of low-income urban PG&E ratepayers.  A majority of PG&E’s ratepayers live in urban areas, not in the Sierra foothills, where the vast majority of the 140,000 acres are located.  In order to ensure that environmental benefits of a substantial nature are realized by PG&E’s urban ratepayers, our modified Settlement Agreement will augment the $70 million devoted to environment activities by $30 million.  These additional funds shall be expended to provide a wilderness experience for urban youth, especially disadvantaged urban youth, and to acquire and maintain urban parks and recreation areas.  We direct that the acquisition of such parks and recreation areas be focused on creating an environment that will particularly serve the needs of urban low-income youth.

          Of the $30 million, to be expended in equal installments over 10 years, we will expect approximately 1/3 would be used to provide seed money that would establish a permanent program for young people who are least likely to enjoy the wonder of California’s natural beauty.  This program would allow disadvantaged, inner city youth to experience the environment in nature’s own setting.  The program would select young citizens in an urban setting, and provide the means to visit these watershed lands for a week or two.  While there, they would be exposed to living in the outdoors and see how the actions of man interact with animal and plant life, both favorably and unfavorably.  The 2/3 balance of the $30 million would be used to acquire urban parks and recreation areas for inner city youth.  We will use our three appointments to the Stewardship Council to champion this $30 million allocation, among their other duties.

(c)  Clean Energy TechnologyCommitment

          Under the PSA, PG&E will establish a shareholder-funded non-profit corporation dedicated to supporting research and investment in clean energy technologies primarily in PG&E’s service territory. (PSA ¶ 18.)   The non-profit corporation’s governing board will include Commission-selected appointees, PG&E-selected appointees, and appointees jointly selected by the Commission and PG&E.  PG&E proposes an initial endowment of the non-profit corporation at $15 million over five years (not to be recovered in rates).  We view this commitment as part of the Commission’s, and the State’s, ongoing policies encouraging energy efficiency, demand response, renewable generation, and the entire range of more environmentally-friendly options for meeting load growth.  However, $15 million is inadequate.  We believe an additional $15 million (not to be recovered in rates) will assure adequate planning and funding.

VII.  The TURN Dedicated Rate Component Proposal

          TURN recommends that the Commission approve the PSA modified to substitute the issuance of $2.03 billion in energy recovery bonds (ERBs) secured by a dedicated rate component (DRC) in lieu of the regulatory asset.

          TURN claims that this alternate financing structure will achieve all of the goals of the PSA, including restoring PG&E to creditworthy status, within the overall time frame contemplated by the PSA, at a cost to ratepayers of $2.8 billion less than the cost of the PSA (TURN/Florio, Ex. 141).  The TURN modification is a securitization of a future stream of revenues.  California used such securitized financing for the rate reduction bonds (RRBs) which were issued by PG&E and the other California utilities in 1997 in conjunction with electric restructuring.

          TURN explains its proposal as follows:  In a securitization, steps are taken to legally separate the underlying assets (here the right to future cash flows to be collected from the utility’s customers through a DRC) from the originating company.  The assets are sold to a “special purpose entity” through a “true sale” to ensure that the assets would not become part of the estate of the originating company for bankruptcy purposes.  Thus, PG&E would sell the right to receive the DRC to a special purpose entity.  That entity in turn would sell a note to a trust.  The trust would then issue bonds secured by the proceeds of the note, which itself would be secured by the right to the DRC owned by the special purpose entity.

          TURN proposes that the ERBs be structured in the same manner as the AAA-rated RRBs.  The ERBs would be paid within nine years, but with a stated maturity of eleven years.  The actual legal maturity is one to two years beyond the estimated bond redemption date to cover the risk that energy use deviates from projections at the time of issuance.  A revenue requirement consisting of principal, interest, servicing fees, and a small overcollateralization component would be included as a separate component of utility rates.  As was the case for the RRBs, a true-up mechanism would reduce the tariff if overcollections exceed 5% of projected revenue requirements, while the tariff would be increased if customer demand is less than projected.

          PG&E would receive the proceeds from the sale of the bonds as cash up front.  So long as the transaction is structured so that the proceeds are considered to be “debt” under IRS definitions, taxes are not due on the proceeds of the bonds.  Instead, PG&E would owe taxes over time as service is actually provided and tariff revenue is received.  To account for taxes, the $1.2 billion which TURN proposes that ratepayers contribute to PG&E, is grossed-up by $825 million.  ERBs would be issued in the amount of $2.03 billion.

          In order for ERBs to be freely marketable, they will need a credit rating from at least one nationally recognized rating agency.  The rating agencies assign a credit rating related to the likelihood that the issuer will be able to pay full principal and interest on the rated security in a timely manner in accordance with the terms of the security.

          The tariff revenue requirement recovery mechanism must be irrevocable, prohibiting the Commission or any other governmental agency from rescinding, altering, or amending the tariff or transition property in any way that would reduce or impair its value.  The bond recovery tariff must be nonbypassable by utility customers.  The tariff is usually assessed as a distribution charge applicable to the monopoly utility service.  Therefore, regardless of who generates the energy delivered to the customer, the tariff charge will be collected.  The transaction must be structured so that bondholders are protected from interruption or impairment of cash flow in the event of a utility bankruptcy, usually accomplished by a “true sale” to a bankruptcy-remote special purpose entity, along with other steps to ensure that in a future utility bankruptcy, the special purpose entity would not be substantively consolidated with the transferor.  Finally, the rating agencies will assess qualitative factors including the legal and regulatory framework, political environment, transaction structure, the utility as servicer of the debt, regional economic factors, and cash flow.

          TURN asserts that the Commission has the legal authority to establish the right of utilities to future revenues, and to establish transferable rights to such future revenues.  The California Supreme Court very recently noted the broad constitutional and statutory authority of the Commission and described it as “far-reaching.”  (Southern California Edison Co. v. Peevey, supra, 31 Cal.4th 781.)  The Court also noted that the Commission’s authority “has been liberally construed” in past judicial decisions.

          PG&E counters with the argument that TURN’s proposal suffers from three fundamental flaws:  (1) it will not work; (2) even if it could work, it would delay PG&E’s emergence from Chapter 11 to such an extent that the interest-rate risk alone would swallow the claimed savings; and (3) even if it could work, it achieves most of its savings by shifting the payment of income taxes from customers to PG&E in violation of normal ratemaking principles.

          A witness for PG&E testified that absent authorizing legislation, a rating agency could not see a short cut way to create a property right in future tariff collections that would be irrevocable and could not be changed by the legislature or other governmental body unless adequate compensation had been made to safeguard bondholder rights.  Moreover, the structure would have to shield investors from the potential bankruptcy of the underlying utility by providing for an absolute transfer (or true sale) of the future tariff collections away from the utility to a special purpose vehicle or trust.  Finally, the tariff surcharge would have to be nonbypassable to minimize the potential that future collections could decline.

          In our opinion, the Commission cannot provide the essential elements of a securitization financing.  An essential element of any rate securitization is the creation of a property right in future revenues.  Future utility rate collections are normally an expectancy, not amounting to a present property right.  For that expectancy to be turned into a property right, the utility must provide service to customers.  Only when the service is provided does the utility have a right to payment.  In the case of the RRBs, the Legislature bridged this gap by enacting a statute that created an enforceable property right in the future rate collection.  (Pub. Util. Code § 843(c) (“Transition property shall constitute property for all purposes, including for contracts securing rate reduction bonds, whether or not the revenues and proceeds arising with respect thereto have accrued”).)  Potential lenders in this securitization are expected to require legislation to provide assurance that the bonds will have the protections that TURN envisions this Commission can provide.  Moreover, application of a DRC will increase the risk of successfully completing a reorganization.  There is no assurance that all parties whose approval of the transaction is required will be able to reach agreement.  An adverse tax ruling, inadequate legislative mandate, weak structuring of a bankruptcy-remote financing entity, or assessment by the ratings agencies that the securitization bonds be treated as part of the PG&E credit structure are all factors that could negatively impact the transaction and could place at risk the achievement of PG&E’s emergence from bankruptcy in a financially sound manner.

          We need not analyze all PG&E’s points as we are of the opinion that TURN’s proposed securitization financing cannot be achieved without legislation.  TURN’s proposal is that the Commission should reject the regulatory asset in favor of a securitization financing of a type that has never been done before without legislation.  TURN’s own witnesses acknowledge that every utility securitization financing done to date has been pursuant to express enabling legislation.  (Ex. 143, p. 23, TURN/McDonald.)

          Replacing the regulatory asset with a dedicated rate component authorized by appropriate legislation will substantially reduce the cost of the bankruptcy to ratepayers without impairing the credit of a reorganized PG&E. While the exact savings ultimately achievable by a DRC are yet to be determined, we believe they will be not less than $1 billion over the term of the financing. Such a result would be a benefit to both the utility and its ratepayers and would represent an optimal solution to the problem of financing the repayment of PG&E’s properly accrued unreimbursed costs. Because that solution can only be accomplished through new legislation, we do not make it a condition of approving the settlement. However, upon approval by all parties to the settlement agreement, as modified by this decision, and confirmation of the modified plan of reorganization by the Bankruptcy Court, the Commission shall sponsor or co-sponsor urgency legislation to effectuate replacing the regulatory asset with a dedicated rate component as specifically agreed to by TURN and PG&E in their joint reply comments filed December 15, 2003 and discussed more specifically below. Upon the effectiveness of such legislation without substantial deviation from the language that was agreed to by PG&E and TURN, PG&E shall petition this Commission for expeditious approval of the replacement of the regulatory asset by a financing structure based on a dedicated rate component as described herein.

          On December 15, TURN and PG&E filed joint reply comments on this alternate urging the Commission to “…make it a condition precedent to the Commission’s executing the Settlement Agreement that PG&E agree in writing that, after effectuating the Settlement Plan of Reorganization and exiting from Chapter 11, PG&E will seek as expeditiously as practical to refinance up to the full amount of the Regulatory Asset and associated federal and state income and franchise taxes using a securitized financing supported by a DRC, provided the following conditions are met:

Authorizing legislation satisfactory to the Commission, TURN and PG&E is passed and signed into law allowing securitization of up to the full unamortized amount of the Regulatory Asset and associated federal and state income and franchise taxes and providing for the collection in PG&E’s rates of any portion of the associated tax gross-up not securitized.

The Commission determines that, on a net present value basis, the refinancing will save ratepayers money compared to the Regulatory Asset over the term of the securitized debt.

The refinancing will not adversely affect PG&E’s company and debt credit ratings.

PG&E obtains, or determines that it does not need, a private letter ruling form the Internal Revenue Service that neither the refinancing nor the issuance of securitized bonds is a presently taxable event.”

          On December 16, the assigned ALJ issued a ruling asking parties to comment on the joint TURN/PG&E comments. Comments to the TURN/PG&E proposal were filed by Aglet Consumer Alliance (Aglet); the Official Committee of Unsecured Creditors (OCC); Merced Irrigation District (Merced); Coalition of California Utility Employees (CUE); the California Large Energy Consumers Association (CLECA) and the California Manufacturers & Technology Association (CMTA); ORA; the Energy Producers and Users Coalition, California Chamber of Commerce, Western States Petroleum Association, Silicon Valley Manufacturing Group, California Retailers Association, the Agricultural Energy Consumers Association, (Business Coalition); the Peninsula Ratepayers Association; the City of Palo Alto; and the City and County of San Francisco (CCSF).  The OCC, CUE, CLECA , CMTA and the Business Coalition filed comments in support of the TURN/PG&E proposal.  Aglet, Merced, ORA and the CCSF filed comments seeking delay of the proceeding, seeking further opportunity for parties to respond as well as requesting financial documentation related to the TURN/PG&E proposal.  We believe that the parties have already had a sufficient opportunity to examine issues related to the dedicated rate component in this proceeding.  Furthermore, as discussed above, the TURN/PG&E proposal contemplates a future petition to be filed at this Commission, for expeditious approval of the replacement of the regulatory asset by a dedicated rate component and requires a Commission determination that, on a net present value basis, the refinancing will save ratepayers money compared to the Regulatory Asset over the term of the securitized debt.  Interested parties will have the opportunity to participate before the Commission when that petition is filed.  We believe that there has been sufficient development in the current record to fully support the Commission’s adoption of the TURN/PG&E proposal in this matter.

          TURN and PG&E estimate that, based on current interest rates, refinancing using the DRC can save ratepayers about one billion dollars (nominal), while still allowing a substantial immediate rate reduction. We look forward to rapid passage of the necessary enabling legislation so we can validate this estimate. We have reviewed the proposed findings of facts, conclusions of law and ordering paragraphs submitted by TURN and PG&E in support of their joint accord on the DRC, and we find them to be reasonable. We incorporate them as revisions to this decision, consistent with their comments.  We attach as Appendix D the authorizing legislation that is satisfactory to both TURN and PG&E.  At our meeting on January 8, 2004, we will formally request the introduction of enabling legislation in order to facilitate early introduction and expedited consideration of the DRC proposal by the Legislature and the Governor.

VIII.  Rulings Of The Administrative Law Judge (ALJ)

          The request of CCSF for official notice of various documents filed with the Bankruptcy Court is granted to the extent set forth in this decision.  (See footnotes 2 and 27.)  The request of CCSF for official notice of San Francisco Superior Court Case No. CGC 02-404453, is denied.  The petition of CCSF to set aside submission is denied.  The rulings of the ALJ regarding admissibility of evidence, status as an intervenor, and status regarding intervenor compensation, are affirmed, except that the testimony of Peninsula Ratepayers’ Association is admitted and Peninsula Ratepayers’ Association is authorized to seek intervenor compensation.

IX.  Comments on the Decision

          The draft decision of the Commission was mailed to the parties in accordance with Article 19 of the Commission’s Rules of Practice and Procedure.  Numerous parties filed Comments and Reply Comments to the draft Decision as well as Reply Comments to the TURN/PG&E December 15, 2003 proposal.  We have considered the parties’ views in light of the requirement that comments must focus on factual, legal, or technical errors in the draft decision, and that comments merely rearguing parties positions will be accorded no weight (Rule 77.3 of the Commission’s Rules of Practice and Procedures).

          Consistent with Rule 77.3, and based on the current state of the record, we have made various changes to the draft decision.  These revisions range from the correction for minor typographical errors to more detailed revisions that change outcomes, as described in body of the decision.

X.  Assignment of Proceeding

Commissioner Michael R. Peevey is the Assigned Commissioner and Robert Barnett is the assigned ALJ in this proceeding.

Findings of Fact

1.  The PSA is not in the public interest and must be modified.

2.  On November 8, 2000, PG&E filed suit in the U.S. District Court for the Northern District of California against the five commissioners in their official capacity (the “Rate Recovery Litigation”).  PG&E’s complaint alleged that the Commission violated federal law by not allowing PG&E to collect in rates its costs of procuring wholesale energy.  The Commission denied PG&E’s allegations.

3.  On April 6, 2001, PG&E filed for protection under Chapter 11 of the U.S. Bankruptcy Code, and has been operating under Bankruptcy Court supervision and protection since that date.

4.  On September 20, 2001, PG&E and PG&E Corporation, as co-proponents, proposed a plan of reorganization for PG&E in its Chapter 11 proceeding.  That plan provided for the disaggregation of PG&E’s historic businesses into four companies, three of which would be regulated by the FERC rather than this Commission, as a means of raising the money necessary to pay all valid creditor claims in full and exit Chapter 11.

5.  On August 30, 2002, the Commission and the Official Creditors Committee filed a joint amended plan of reorganization for PG&E.

6.  PG&E and the Commission have vigorously opposed and litigated against the plans proposed by each other.

7.  Bankruptcy confirmation hearings on the competing plans of reorganization started on November 18, 2002, and were ongoing on March 11, 2003, when the Bankruptcy Court entered an order staying further confirmation and related proceedings for sixty days to facilitate a mandatory settlement process under the supervision of Bankruptcy Court Judge Randall Newsome.  The stay was later extended to June 20, 2003.

8.  PG&E is not authorized to reimburse PG&E Corporation or any other unit of PG&E for professional fees and expenses in connection with the Chapter 11 case, nor is PG&E authorized to charge ratepayers directly or indirectly for these costs.

9.  On July 25, 2002 in PG&E’s federal district court case against the Commission, U.S. District Judge Vaughan Walker denied the Commission’s motion to dismiss and denied PG&E’s and the Commission’s motions for summary judgment.  In the course of his ruling denying the motions, Judge Walker held that the federal filed rate doctrine applies to purchases of energy at market based rates, but he found that there were numerous factual disputes and he set the matter for trial.  The federal district court case has been stayed by the US Court of Appeals for the Ninth Circuit pending the appeal by the Commission of the District Court’s denial of a motion to dismiss.

10.  In the PG&E’s federal district court case and other proceedings, PG&E claims to be entitled to recover from ratepayers $11.8 billion of unrecovered costs of utility service.  The Commission disputes this claim.

10.  PG&E also claims to be entitled to retain $2.5 billion in wholesale power generation revenues collected from retail ratepayers for September 2000 through January 2001.  The Commission disputes these claims.

11.  In the ATCP, ORA claims that $434 million of costs of procuring power through the California Power Exchange should be disallowed as imprudently incurred.  PG&E disputes ORA’s claim.

12.  On June 19, 2003, certain of the Commission’s staff and PG&E announced that they had reached agreement on a proposed settlement that would resolve the competing plans of reorganization in the Bankruptcy Court, PG&E’s case against the Commission in the U.S. District Court, and various pending Commission proceedings, all as set forth in the PSA.

13.  There are substantial litigation risks to PG&E, the Commission, and ORA, and corresponding risks to ratepayers, in going to hearings on all issues and it is reasonable to approve a settlement that appropriately balances those risks.

14.  PG&E has asserted claims, which total approximately $11.8 billion, and the ratepayer costs of the settlement ($7.2 billion), are about 60% of those claims.  In addition there are direct, positive benefits ratepayers will obtain.  Those benefits include immediate rate reductions; the ability of the Commission to regulate PG&E on an integrated, cost-of-service basis; and environmental betterments.  The ratepayer dollar settlement is fair and reasonable when compared to the claims PG&E would waive and release.

15.  It is in the public interest that PG&E emerge from bankruptcy promptly.

16.  To emerge from bankruptcy PG&E should pay its creditors.  All allowed claims should be paid in full.  PG&E Corp. litigation costs should not be paid by ratepayers.  The dollar amount of the modified settlement is a reasonable compromise of the differences between PG&E and the Commission.  The headroom revenue is part of the total revenue package which we find reasonable and in the public interest.

17.  If this MSA is implemented, the initial revenue reduction in 2004 is projected to be approximately $670 million.

18.  Paragraph 6 of the PSA is unreasonable and not in the public interest, because it requires the Commission not to restrict PG&E from paying dividends or repurchasing common stock, regardless of the circumstances, evidence or merit of any challenges to PG&E's dividend practices.

19.  The presence and involvement of Commission staff in negotiating the PSA was adequate.  The motives, independence, and professional competence of the governmental representatives in the negotiations are beyond dispute.  The ratepayers had adequate representation in the settlement process.

20.  The MSA will result in a feasible plan to permit PG&E to emerge from bankruptcy.

21.  The MSA is fair, just and reasonable and in the public interest.  First, it adopts the regulatory asset and the cash allowances of the PSA, and therefore will pay creditors in full, improving PG&E’s credit metrics.  Second, the MSA calls for the amortization of the regulatory asset “mortgage style” over nine years.  Third, it offers the State significant environmental benefits.  Fourth, it provides for reduction of the regulatory asset by any refunds obtained from energy suppliers.  Finally, it contains PG&E’s commitment not to unilaterally disaggregate for the life of the plan.

22.  On September 9, 2003, the ALJ encouraged the parties to resolve their differences with respect to the Land Conservation Commitment in Paragraph 17 and Appendix E to the PSA.

23.  On September 25, 2003, PG&E, California Resources Agency, ORA, Association of California Water Agencies, California Farm Bureau Federation, California Hydropower Reform Coalition, Regional Council of Rural Counties, State Water Resources Control Board, Tuolumne Utility District, U.S. Department of Agriculture-Forest Service and non-parties California Forestry Association, California Wilderness Coalition, Central Valley Regional Water Control Board, Mountain Meadows Conservancy, Natural Resources Defense Council, Northern California Council Federation of Fly Fishers, The Pacific Forest Trust, Inc., Planning and Conservation League, Sierra Club California, Sierra Foothills Audobon Society, Sierra Nevada Alliance, Trust for Public Land and U.S. Department of Interior-Bureau of Land Management presented to the Commission a Stipulation Resolving Issues Regarding The Land Conservation Commitment (the “Land Commitment Stipulation”) that implements Paragraph 17 and Appendix E of the PSA and constitutes an enforceable contract among those parties.

24.  The Land Conservation Commitment Stipulation is reasonable in light of the whole record, consistent with law, and in the public interest.

25.  Under the LCC, no lands will be transferred or encumbered unless PG&E first applies for and obtains approval from the Commission pursuant to § 851.

26.  It is in the public interest for PG&E to provide $30 million for environmental enhancements benefiting ratepayers in its urban areas in addition to the $70 million of environmental enhancements, which PG&E has provided in the PSA (¶ 17) for rural areas.

27.  It is in the public interest for PG&E to provide $30 million for clean energy technology.

28.  TURN’s proposal to use a securitized financing supported by a dedicated rate component cannot feasibly be done without express enabling legislation.  To wait for legislation would entail unreasonable delay in resolving PG&E’s Chapter 11 proceeding.  Most of the savings claimed by TURN result from requiring PG&E to pay the taxes due on collections from ratepayers in violation of normal ratemaking principles.

29.  A properly constructed securitized financing, if authorized by legislation that complies with normal ratemaking principles regarding taxation, has the potential to save ratepayers money over the longer term.

30.  It is a condition precedent to the Commission’s executing the MSA that PG&E agree in writing, that, after effectuating the Settlement Plan of Reorganization and exiting from Chapter 11, PG&E will seek as expeditiously as practical to refinance the unamortized portion of the Regulatory Asset and associated federal and state income and franchise taxes using a securitized financing supported by a dedicated rate component, provided the following conditions are met:  (a) authorizing legislation satisfactory to the Commission, TURN and PG&E is passed and signed into law allowing securitization of up to the full unamortized amount of the Regulatory Asset and associated federal and state income and franchise taxes, and providing for the collection in PG&E’s rates of any portion of the associated tax gross-up not securitized; (b) the Commission determines that, on a net present value basis, the refinancing will save ratepayers money compared to the Regulatory Asset over the term of the securitized debt; (c) the refinancing will not adversely affect PG&E’s company and debt credit ratings; and (d) PG&E obtains, or determines it does not need, a private letter ruling from the Internal Revenue Service that neither the refinancing nor the issuance of the securitized bonds is a presently taxable event.  PG&E may accomplish the securitization in up to two tranches up to one year apart, and should issue sufficient callable or short-term debt as part of its Chapter 11 exit financing to accommodate the refinancing using a dedicated rate component.  The cost of the callable or short-term debt will be recovered in rates in accordance with paragraph 13f of the MSA.  The provisions of paragraph 13d will not apply to the refinancing.  PG&E will proceed with the first tranche as expeditiously as practical after the passage of authorizing legislation and will pursue the refinancing in good faith.   The first tranche will be no less than the full unamortized balance of the Regulatory Asset.  The second tranche will be for the remaining associated federal and state income and franchise taxes; provided that, in the event sufficient generator and energy supplier refunds have not yet been received, PG&E will not be required to securitize more than $3 billion in total in both tranches.  PG&E will use the securitization proceeds to rebalance its capital structure to maintain the capital structure provided for under the Settlement Agreement.  PG&E will report to the Commission on the progress of its securitization efforts every 60 days following the effective date of the authorizing legislation.

31.  Both TURN and PG&E have agreed that the authorizing legislation attached as Appendix E is acceptable and, if enacted by the Legislature, would satisfy condition (a) in Finding of Fact 30.

It is a further condition precedent to the Commission’s executing the MSA that PG&E Corporation agree in writing that it will not seek reimbursement in the Bankruptcy Court for any of its professional fees and expenses incurred in connection with PG&E’s Chapter 11 proceeding.”

Conclusions of Law

1.  The PSA offered by PG&E and the Commission staff is unreasonable and not in the public interest unless it is modified.

2.  When entering into the settlement agreements or contracts, the Commission may not act inconsistently with state law.

3.  The Commission must strike the phrase “notwithstanding any contrary state law” in Paragraphs 21 and 32 of the PSA that provide that the Parties agree that the settlement agreement, the settlement plan and any court orders are intended to be binding and enforceable under federal law notwithstanding any contrary state law, because we can only enter into a settlement if it is consistent with state law.

4.  In light of the constitutional requirement that the Commission actively supervise and regulate public utility rates and the statutory requirements under the §§451, 454, 728 that the Commission ensure that the public utilities' rates are just and reasonable, the Commission must retain its authority to set just and reasonable rates during the nine-year term of the settlement ..

5.  The Commission cannot be powerless to protect PG&E's ratepayers from unjust and unreasonable rates or practices during the nine-year term of the proposed settlement.

6.  The government may not contract away its right to exercise the police power in the future.

7.  Entering into the Modified Settlement Agreement (MSA) is fully consistent with the Commission's exercise of its ratemaking authority, because we find that the regulatory asset provision is reasonable and a necessary part of the settlement, and we will still decide the overall retail electric rates for PG&E's customers in pending and future proceedings.

8.  Paragraph 6 of the PSA is unreasonable and contrary to the public interest, because it would restrict the Commission from ruling against PG&E concerning allegations of unreasonable dividend or stock repurchasing practices even though we do not have a record in this proceeding to support whether future dividend practices or stock repurchasing practices are reasonable or unreasonable.

  8a. Paragraph 15 of the PSA should be modified to delete the words “PG&E Corporation and” from the first sentence and the entire last sentence.”

9.  Paragraph 2.g.’s commitment that the Commission will act to facilitate and maintain the investment grade credit ratings does not guarantee such a credit rating when there are other causes, besides the Commission’s actions (e.g., PG&E's imprudent conduct resulting in a disallowance), which are responsible for any threats to PG&E's investment grade credit rating.

10.  The Bankruptcy Court has jurisdiction over the plan of reorganization and over the parties to enforce the settlement agreement, settlement plan and the Court’s own confirmation order, as well as jurisdiction over the implementation of the bankruptcy plan.

11.  AB 6X made § 368(a) inapplicable to the utilities’ unrecovered costs, and it is clear that the Commission’s authority to allow PG&E to recover the balance in its TCBA is not limited by AB 1890.

12.  The Commission and ratepayers had adequate representation in the settlement process.

13.  TURN’s proposed securitization financing cannot be achieved without legislation. However, if legislation satisfactory to the Commission, TURN and PG&E is enacted, then the Commission will have sufficient authority to implement securitization financing to allow PG&E to refinance the unamortized portion of the Regulatory Asset under the MSA subsequent to the effectuation of the Settlement Plan of Reorganization and PG&E’s emergence from bankruptcy.

14.  The MSA does not release any claims, which are held by parties other than PG&E and the Commission, against PG&E Corporation or its directors, through the dismissal of PG&E Corporation from Commission proceedings (e.g., the Holding Company OII) or otherwise.  The Commission’s dismissal and release of PG&E Corporation in no way affects the Business and Professions Code §17200 Law Enforcement Actions brought by the California Attorney General and CCSF and these actions are not “derivative” of the Commission’s rights.

15.  The definition of “Headroom” in the MSA is not intended to and does not affect DWR’s rights under Assembly Bill (AB) 1X or the Rate Agreement, including DWR’s property rights to all revenue collected and remitted by PG&E for DWR’s Power Charges and Bond Charges in accordance with Commission orders.

16.  The MSA (the “Settlement Agreement” in Appendix C of this order) is not contrary to state law and is fair, just and reasonable and in the public interest; therefore, it should be approved and adopted.

17.  The rulings of the presiding Administrative Law Judge are affirmed, except that the testimony of Peninsula Ratepayers’ Association is admitted and Peninsula Ratepayers’ Association is authorized to seek intervenor compensation.

18.  The Commission has inherent authority under the California Constitution and Public Utilities Code §§ 451 and 701 to enter into and execute a settlement agreement.

19.  The Commission has authority under Public Utilities Code § 701 and Rule 51 to approve the Land Conservation Commitment (LCC) Stipulation.

20.  Under the LCC, the Commission retains its existing authority under § 851 to approve or disapprove of any proposed disposition or encumbrance of PG&E’s property.

21.  Should PG&E agree to the Modified Settlement Agreement and the Bankruptcy Court approve it as part of the settlement plan, the Modified Settlement Agreement will be binding upon future Commissions.  The modifications and clarifications in this decision must be considered part of the Settlement Plan and reflected in the Confirmation Order, in order for the Commission to enter into the MSA consistent with state law.  Therefore, any references in the MSA to the “Settlement Plan”or “Confirmation Order” are references to the Settlement Plan and/or Confirmation Order, which adopt, incorporate or reflect the MSA.

ORDER

IT IS ORDERED that:

1.  The Proposed Settlement Agreement offered by PG&E and the Commission staff is modified by deleting Paragraph 6 (“Dividend Payments and Stock Repurchases”), deleting the phrase “notwithstanding any contrary state law” in Paragraphs 21 and 32, adding $30 million of environmental benefits for PG&E’s urban ratepayers, and adding $15 million to assure adequate planning and funding of clean energy technology.

2.  We require as a condition to our entering into the MSA that this decision (without any concurrences, dissents, or its appendices) be attached to the MSA as an appendix and that Paragraph 27 of the PSA be modified to explicitly state that the attached Commission decision reflects the understanding of the parties to the settlement.

3.  At the time that there no longer is any outstanding balance for the regulatory asset (e.g., after the nine-year amortization or earlier if it is replaced with a dedicated rate component), PG&E must make a compliance filing for the Commission to determine how PG&E shall refund or credit to the benefit of its ratepayers any further  refunds, claim offsets or other credits from generators and other energy suppliers (e.g., El Paso Natural Gas Company) to the extent that PG&E subsequently receives or realizes these refunds, claim offsets or other credits or has not otherwise  credited them against the regulatory asset.

4.  For purposes of calculating the headroom for 2003 (including the amount beyond the $875 million cap) , in no event may the  litigation costs, bankruptcy-related costs or any other costs of PG&E Corporation or of any other PG&E affiliate be included in the determination of the headroom amount nor may any retention bonuses of PG&E’s directors, officers, managers or any other employees be included in such a determination.

5.  The Settlement is also modified by deleting authorization for PG&E to reimburse PG&E Corporation for professional fees and expenses in connection with the Chapter 11 case.  As a condition precedent to the Commission executing the Settlement Agreement, PG&E Corporation should agree in writing that it will not seek reimbursement of such professional fees and expenses through the Bankruptcy Court.

6.  The Land Conservation Commitment Stipulation in Exhibit 181 is approved and adopted.

7.  The Modified Settlement Agreement (the “Settlement Agreement” in Appendix C) is approved and adopted by the Commission.

8.  The rulings of the Presiding Administrative Law Judge are affirmed, except that the testimony of Peninsula Ratepayers’ Association is admitted and Peninsula Ratepayers’ Association is authorized to seek intervenor compensation.

9.  It is a condition precedent to the Commission’s executing the MSA that PG&E agrees, in writing, that after effectuating the Settlement Plan of Reorganization and exiting from Chapter 11, PG&E will seek as expeditiously as practical to refinance the unamortized portion of the Regulatory Asset and associated federal and state incomes and franchise taxes using a securitized financing supported by a dedicated rate component, provided the following conditions are met:  (a) authorizing legislation satisfactory to the Commission, TURN and PG&E is passed and signed into law allowing securitization of up to the full unamortized amount of the Regulatory Asset and associated federal and state income and franchise taxes, and providing for the collection in PG&E’s rates of any portion of the associated tax gross-up not securitized; (b) the Commission determines that, on a net present value basis, the refinancing will save ratepayers money compared to the Regulatory Asset over the term of the securitized debt; (c) the refinancing will not adversely affect PG&E’s company and other debt credit ratings; and (d) PG&E obtains, or determines it does not need, a private letter ruling from the Internal Revenue Service that neither the refinancing nor the issuance of the securitized bonds is a presently taxable event.  PG&E may accomplish the securitization in up to two tranches up to one year apart, and should issue sufficient callable or short-term debt as part of its Chapter 11 exit financing to accommodate the refinancing using a dedicated rate component.  The cost of the callable or short-term debt will be recovered in rates in accordance with paragraph 13f of the MSA.  The provisions of paragraph 13d will not apply to the refinancing.  PG&E will proceed with the first tranche as expeditiously as practical after the passage of authorizing legislation and will pursue the refinancing in good faith.  The first tranche will be no less than the full unamortized balance of the Regulatory Asset.  The second tranche will be for the associated federal and State income taxes and franchise taxes; provided that, in the event sufficient generator and energy supplier refunds have not yet been received, PG&E will not be required to securitize more than $3 billion in total in both tranches.  PG&E will use the securitization proceeds to rebalance its capital structure to maintain the capital structure provided for under the Settlement Agreement.  PG&E will report to the Commission on the progress of its securitization efforts every 60 days following the effective date of the authorizing legislation.

10.  It is a further condition precedent to the Commission executing the MSA that PG&E Corporation agree in writing that it will not seek reimbursement in the Bankruptcy Court for any of its professional fees and expenses incurred in connection with PG&E’s Chapter 11 proceeding.

11.  Upon PG&E’s and PG&E Corporation’s written consent to the conditions precedent in Ordering Paragraphs 9 and 10, the Commission authorizes the Executive Director to sign the Modified Settlement Agreement (“Settlement Agreement” in Appendix C) on behalf of the Commission.

            This order is effective today.

            Dated December 18, 2003, at San Francisco, California.

MICHAEL R. PEEVEY
President
GEOFFREY F. BROWN
SUSAN P. KENNEDY
Commissioners
I will file a concurrence.
/s/ GEOFFREY F. BROWN
Commissioner
I will file a dissent.
/s/ LORETTA M. LYNCH
Commissioner
I will file a dissent.
/s/ CARL W. WOOD
Commissioner
D0312035 Commissioner Brown Concurrence
D0312035 Commissioner Wood Dissent
D0312035 Cover Letter Re Lynch Dissent

  D0312035 Appendix A
  D0312035 Appendix B
  D0312035 Appendix C
  D0312035 Appendix D
  D0312035 Appendix E

Endnotes

1		“Headroom” is defined below.
2		The PSA and the Settlement Plan are two different documents. The PSA is provided in Appendix A.
3

This material is taken from the record in this proceeding as well as the record in PG&E’s bankruptcy proceeding, documents, and pleadings of which the Commission may take official notice.  The record in PG&E’s Chapter 11 proceeding is available on the website of the U.S. Bankruptcy Court, Northern District of California, http://www.canb.uscourts.gov.  In addition, documents relating to the Commission’s various plans and filings in the bankruptcy proceeding can be found in the record of this proceeding as well as on the CPUC website at http://www.cpuc.ca.gov/static/industry/electric/pge+bankruptcy.

4

San Diego Gas & Electric Co., Decision (D.) 92-12-019, 46 CPUC 2d 538 (1992); Dunk v. Ford Motor Co. (1996) 48 CA4th 1794, 56 Cal. Rptr. 483; Officers for Justice v. Civil Service Commission, (9th Cir. 1982) 688 F.2d 615; Diablo Canyon, D. 88-12-083, (1988) 30 CPUC 2d 189; Amchem Products v. Windsor, (1997) 521 U.S. 591.

5		Rates, terms, and conditions of interstate electric transmission service will remain subject to FERC regulation pursuant to the Federal Power Act (FPA), as they have been since 1998.
6

In order to protect PG&E against the possibility that the State and/or federal taxing authorities successfully assert that the regulatory asset should be taxed in full in the year in which it is established rather than as it is amortized, the proposed settlement authorizes PG&E to create a Tax Tracking Account to record such a tax payment and to collect it from the ratepayers over time rather than all at once.

7

The PSA defines headroom as follows:  “PG&E’s total net after-tax income reported under Generally Accepted Accounting Principles, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy-related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of PG&E’s 2003 general rate case (A.02-09-005 and A.02-11-067).”

8		PG&E v. Lynch, et al., U.S. District Court, Northern District of California, Case No. C‑01-3023-VRW.
9

This estimate is not based on an appraisal or other formal valuation but on PG&E’s understanding that Sierra lands are worth $2,000 per acre or more on average.  Also, a March 9, 2001, Los Angeles Times article estimated that the watershed lands alone are worth $370 million.  (Ex. 101 at 1-14/Smith.)

10

PG&E counsel:  “Rather, in our view, the decision for the Commission is a binary one.  That is, vote the settlement up, approve it, and adopt it, or vote it down.  We are not here to renegotiate a settlement . . . .”  (R.T. (PHC) pp. 3-4.)

11

Among other things, the Commission may enter into contracts to rent offices § 306(a); may procure books, stationery, furniture, etc., (§ 306(d)); may hire consultants and advisory services (§§ 631, 1094); may contract with state agencies (§ 274); may award grants (§ 276.5(c)); and may hire experts to prepare EIRs and Negative Declarations (Rule 17).  Water Code § 80110 grants the Commission express authority to enter into an agreement with the Department of Water Resources with respect to charges under § 451.  (D.02-03-053, at p. 8.)

12

During the energy crisis, the skyrocketing wholesale power costs and AB 1890’s rate freeze had caused both SCE and PG&E to face mounting debts and lose their creditworthiness. Both utilities sued the Commission in federal district courts. The California Supreme Court upheld the Commission’s settlement with SCE, which  provided for SCE’s recovery of its costs, which were incurred but unrecovered during the AB 1890 rate freeze.  Id. at 791.

13

In Southern California Edison Co., 31 Cal.4th at 802-805, the Supreme Court found that a hearing, decision with findings and vote in a public meeting were not statutorily required, because the Commission had “maintained” and not “changed” SCE's rates.  That case had a very unique factual situation. The Commission frequently has proceedings, issues written decisions with findings, and votes in public meetings, because the far more typical situation addressing a public utility’s recovery of costs, such as the present case, involves changes to the public utility’s rates.

14

The changes this decision makes in the PSA are shown in the redlined copy of the PSA in Appendix B.  The version of the settlement which we approve (i.e., the MSA) is in Appendix C, where it is referred to as the “Settlement Agreement.”

15		“Nine years is sufficiently short to provide the needed cash flows to improve PG&E’s credit statistics, while moderating rate impacts.” Exhibit 122 at 20.
16		Exhibit 101a, PG&E/Smith, ¶¶ 17-18.
17		Id. Statement of Intent ¶ 3; Agreement ¶ 11(b).
18		Exhibit 101, PG&E/Smith, ¶ 2.
19		$775 million to $875 million. Exhibit 101a, PG&E/Smith, ¶ 8(b).
20

Should 2003 headroom collections fall outside the prescribed range, “the Commission shall take such action in 2004 as is necessary” to return overcollections to ratepayers, or to allow PG&E to recoup any undercollections.  Id.

21		Exhibit 101, PG&E/Smith, ¶ 2f.
22

The PSA, paragraph 3(b), provides part that “the authorized equity ratio for ratemaking purposes shall be no less than 52 percent, except for a transition period as provided below [setting floor equity ratio of 48.6 percent in ’04 and ‘05].”

23		Exhibit 101, 1-9:2-6, PG&E/Smith. See generally Exhibit 101a, PG&E/Smith, ¶ 2(f).
24		Exhibit 101a, PG&E/Smith, ¶ 10 and App. C.
25		Id.
26		Exhibit 122 at 11, Staff/Clanon.
27		Exhibit 103, PG&E/Harvey.
28		Exhibit 103, 2-9:3-16, PG&E/Harvey.
29		Exhibit 112, 7-19:30-7-20:5, PG&E/Murphy.
30		Exhibit 103, 2-10:3-25, PG&E/Harvey; Exhibit 122 at 14, Staff/Clanon.
31		Exhibit 103, 2-6:4-9, PG&E/Harvey.
32		Exhibit 112, 7-20:2-5, PG&E/Murphy.
33		Exhibit 103, 2-10:26-11:4, PG&E/Harvey.
34		Exhibit 112, 7-20:24-27, PG&E/Murphy.
35		Exhibit 110, 6-10:22-30, PG&E/Fetter.
36		Exhibit 103, 2-11:5-16, PG&E/Harvey.
37		Exhibit 112, 7-20:19-20, PG&E/Murphy; see also Exhibit 122 at 13, Staff/Clanon.
38		Exhibit 110, 6-3:6-8, PG&E/Fetter.
39		Exhibit 110, 6-10:17-22, PG&E/Fetter.
40		Exhibit 122 at 12, Staff/Clanon; see also id. at 13 (referencing Murphy testimony).
41		A copy of the February 7, 2002, Bankruptcy Court decision, Docket No. 4710, is available on the Bankruptcy Court’s website at http://www.canb.uscourts.gov.
42	2001 and 2002 Pre-Tax Headroom 2003 Pre-Tax Headroom NPV of the Regulatory Asset NPV of the Tax Component of the Regulatory Asset Estimated Ratepayer Contribution	In $Millions $3,200 $775 to $875 $2,210 $944 $7,129 to 7,229
43		Exhibit 122, p. 7 (Clanon).
44

The stipulation provides that, once the PG&E Environmental Enhancement Corporation (EEC) is formed, its governing board will change its name to Pacific Forest and Watershed Lands Stewardship Council, referred to herein as the Stewardship Council.